EXECUTION VERSION

STOCK PURCHASE AGREEMENT

DATED AS OF MARCH 21, 2022

by and among

SES GOVERNMENT SOLUTIONS, INC.
(a Delaware corporation)
as Buyer,
SES S.A.
as Buyer Guarantor,
DRS DEFENSE SOLUTIONS, LLC
(a Delaware limited liability company)
as Seller,
DRS GLOBAL ENTERPRISE SOLUTIONS, INC.
(a Maryland corporation)
as the Company,
and
LEONARDO DRS, INC.
as Parent

TABLE OF CONTENTS

Exhibits

Exhibit A	Items Constituting Current Assets and Current Liabilities
Exhibit B	Form of Transition Services Agreement

Schedules

Schedule 1	Disclosure Schedule
Schedule 2.5(a)(ix)	Certain Governmental Authorizations
Schedule 2.5(a)(xi)	Contracts to be Assigned to the Acquired Companies
Schedule 7.1	Certain Pre-Closing Actions
Schedule 7.6(c)	Buyer Antitrust Law Filings
Schedule 7.10(a)	Excluded Affiliate Contracts
Schedule 8.4	Required Governmental Approvals

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made as of March 21, 2022, by and among SES Government Solutions, Inc., a Delaware corporation (“Buyer”), SES S.A., a Luxembourg company (“Buyer Guarantor”) DRS Defense Solutions, LLC, a Delaware limited liability company (“Seller”), DRS Global Enterprise Solutions, Inc., a Maryland corporation (the “Company”), and Leonardo DRS, Inc., a Delaware corporation (“Parent”). Buyer, Buyer Guarantor, Seller, the Company and Parent may be referred to collectively herein as “Parties” and individually as a “Party.” Except as otherwise indicated herein, capitalized terms used herein are defined in Article 1 hereof.
RECITALS
WHEREAS, the Company is engaged in the business of providing custom end-to-end satellite, terrestrial, and microwave communication solutions for United States Governmental Authorities (the “Business”); and
WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company (the “Company Shares”) for the consideration and on the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
Article 1.

DEFINITIONS
Section 1.1.Definitions. For purposes of this Agreement, the following capitalized terms have their respective meanings specified or referred to in this Section 1.1:
“60-Day Notice” has the meaning set forth in Section 7.6(f) hereof.
“Accountants” has the meaning set forth in Section 2.7(c) hereof.
“Accounts Receivable” has the meaning set forth in Section 3.23(a) hereof.
“Accrued Taxes” means the amount (which may not be less than zero) of all unpaid income Taxes (or similar Taxes) of the Acquired Companies with respect to any Pre-Closing Tax Period (including as determined in accordance with Section 12.1) that have not been paid as of immediately prior to the Closing after giving effect to any estimated Tax payments made prior to the Closing as determined in accordance with applicable Legal Requirements.
“Accrued Taxes Amount” means the aggregate amount required to fully pay or otherwise satisfy all Accrued Taxes.
“Acquired Companies” means the Company and its Subsidiaries.
“Acquired Company Ground Stations” has the meaning set forth in Section 3.25 hereof.
“Acquired Company Plan” has the meaning set forth in Section 3.19(b) hereof.

“Acquired Company Proxy Agreement” has the meaning set forth in Section 3.30 hereof.
“Active Government Contract” has the meaning set forth in Section 3.28(a) hereof.
“Active Government Contract Bid” has the meaning set forth in Section 3.28(a) hereof.
“Affiliate” means, with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person; and the terms “controlling,” “under common control with” and “controlled” have meanings correlative to the foregoing; provided, however, that Telespazio S.p.A. and its Subsidiaries shall not be deemed to be Affiliates of Seller or Parent solely for purposes for Section 6.1 and Section 7.16 hereof.
“Affiliate Contract” has the meaning set forth in Section 3.21 hereof.
“Agreement” has the meaning set forth in the Preamble hereof.
“Antitrust Laws” has the meaning set forth in Section 7.6(c) hereof.
“Applicable Accounting Principles” has the meaning set forth in Section 2.9 hereof.
“Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(a)(xi) hereof.
“Balance Sheet Date” has the meaning set forth in Section 3.6(a) hereof
“Benefit Plans” has the meaning set forth in Section 3.19(a) hereof.
“Breaching Party” has the meaning set forth in Section 13.10 hereof.
“Burdensome Condition” has the meaning set forth in Section 7.6(d) hereof.
“Business” has the meaning set forth in the Recitals hereof.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York and the Commonwealth of Virginia are permitted or obligated by any Legal Requirement to be closed.
“Buyer” has the meaning set forth in the Preamble hereof.
“Buyer Closing Statement” has the meaning set forth in Section 2.7(a) hereof.
“Buyer Fundamental Representations” shall mean the representations and warranties of Buyer contained in Section 5.1, Section 5.2 and Section 5.5 hereof.
“Buyer Guarantor” has the meaning set forth in the Preamble hereof.
“Buyer Guarantor Guaranteed Obligations” has the meaning set forth in Section 13.12(b) hereof.

“Buyer Material Adverse Effect” means a material adverse effect upon Buyer or on the ability of Buyer to (i) consummate the Contemplated Transactions on a timely basis or (ii) fulfill its obligations under this Agreement and the other Subject Agreements on the terms and conditions set forth herein and therein.
“Buyer Plans” has the meaning set forth in Section 7.3(b) hereof.
“Buyer Proxy Agreement” has the meaning set forth in Section 5.11 hereof.
“Buyer Welfare Benefit Plans” has the meaning set forth in Section 7.3(c) hereof.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (116th Cong.) (Mar. 27, 2020), the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65 and any related or successor legislation, guidance, rules and regulations promulgated thereunder relating to COVID-19.
“Cash” means, as of any date, the aggregate amount of all cash and cash equivalents of the Acquired Companies required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Acquired Companies as of such date prepared in accordance with GAAP.
“Cash Amount” means the aggregate amount of Cash minus any Restricted Cash, in each case, as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date, and, in any event, the Cash Amount shall not exceed $1,000,000. For the avoidance of doubt, the Cash Amount (i) shall be calculated net of issued but uncleared checks and drafts and wires issued by, and bank overdrafts of, an Acquired Company as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date (to the extent there has been a respective reduction in the amount of accounts payable in determining Working Capital) and (ii) shall include certificates of deposit, checks and drafts received by the Acquired Companies, but not yet cleared as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date (to the extent there has been a respective reduction of the Accounts Receivable in determining Working Capital); provided, however, that the Cash Amount shall not include any Cash (A) used after 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date until the Closing in a manner that has the effect of decreasing the Financial Indebtedness Amount, the Accrued Taxes Amount or the Transaction Expenses Amount, (B) distributed or paid by the Acquired Companies to Seller or any of its Affiliates after 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date until the Closing or (C) used by the Acquired Companies outside the ordinary course of business after 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date until the Closing.
“CERCLA” has the meaning set forth in the definition of “Hazardous Substances.”
“CFIUS” means the Committee on Foreign Investment in the United States or any U.S. Government agency acting in its capacity as a member of CFIUS or directly involved in CFIUS’s review of the Contemplated Transactions.
“CFIUS Approval” means that any of the following shall have occurred: Buyer and Seller have received written notice from CFIUS that (i) CFIUS has concluded that the Contemplated Transactions are not “covered transactions” and not subject to review under the DPA; (ii) CFIUS has concluded a review or investigation of the Contemplated Transactions, and has concluded all action under the DPA; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision and the President of the United States has announced a decision not to take any action to suspend or prohibit the Contemplated Transactions or has failed to take any action within the timeframe set forth under the DPA; provided, however, that, if the written notice or Presidential decision contemplated in (ii) or (iii) requires or contemplates that Buyer take, or agree to take, any action that, individually or in the aggregate, could reasonably be expected to constitute a Burdensome Condition, then the issuance of such written notice described in (ii) or such Presidential decision described in (iii) shall not constitute CFIUS Approval.
“Closing” has the meaning set forth in Section 2.4 hereof.
“Closing Cash Payment” means an amount equal to (a) the Purchase Price, plus (b) the Cash Amount, plus (c) the Working Capital Surplus, if any, minus (d) the Working Capital Deficit, if any, minus (e) the Financial Indebtedness Amount, minus (f) the Transaction Expenses Amount, minus (g) the Accrued Taxes Amount.
“Closing Date” has the meaning set forth in Section 2.4 hereof.
“Code” means the United States Internal Revenue Code of 1986.
“Company” has the meaning set forth in the Preamble hereof.
“Company Group Employees” has the meaning set forth in Section 6.2 hereof.
“Company Material Adverse Effect” means any event, occurrence, fact, condition, change or effect (each, a “Effect”) that is materially adverse to (a) the business, results of operations, assets, liabilities or financial condition of the Acquired Companies, taken as a whole, or (b) the ability of Seller and the Company to consummate the Contemplated Transactions; provided, however, that in the case of clause (a) only, “Company Material Adverse Effect” shall not include any Effect to the extent, directly or indirectly, arising out of or attributable to: (i) any changes in general economic or political conditions; (ii) any changes in conditions generally affecting the industries in which the Acquired Companies operate; (iii) any changes in interest rates or currency exchange rates or financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any natural or man-made disaster or acts of God; (vi) epidemics, pandemics, disease outbreaks, public health emergencies (including the COVID-19 virus) or other force majeure events; and (vii) the enactment, implementation or change of any Legal Requirement, changes in the interpretations of any Legal Requirement by any Governmental Authority or changes in GAAP or accounting rules or principles, in each case, first announced or proposed after the date of this Agreement; provided, that, in the case of clauses (i) through (vii) above, such Effects may be deemed to constitute a Company Material Adverse Effect if they disproportionately affect the Acquired Companies as compared to other businesses that operate in the industry in which the Acquired Companies operate.
“Company Shares” has the meaning set forth in the Recitals hereof.
“Conclusive Closing Statement” has the meaning set forth in Section 2.7(e) hereof.
“Confidentiality Agreement” has the meaning set forth in Section 7.2(c) hereof.
“Consent” means any approval, consent, ratification, waiver, authorization, notice or filing (including any Governmental Authorization).
“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including (a) the purchase and sale of the Company Shares; (b) the execution and delivery of the Subject Agreements; and (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement and/or the Subject Agreements.
“Continuing Employees” has the meaning set forth in Section 7.3(a) hereof.
“Contract” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, obligations, indentures and other agreements.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Legal Requirement, Order, directive, guideline or recommendation by any Governmental Authority or public health agency in connection with or in response to COVID-19, including the CARES Act and all OSHA and CDC guidelines and requirements, such as social distancing, cleaning and other similar or related measures.
“Current Assets” means, as of any date, the consolidated current assets of the Acquired Companies, which current assets shall include only the line items set forth on Exhibit A under the heading “Current Assets,” and no other assets.
“Current Liabilities” means, as of any date, the consolidated current liabilities of the Acquired Companies, which current liabilities shall include only the line items set forth on Exhibit A under the heading “Current Liabilities,” and no other liabilities.
“Damages” means any and all losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, fees, costs or expenses of whatever kind, including reasonable attorneys’ fees and other professional advisers’ fees and expenses incurred, and the cost of enforcing any right to indemnification hereunder, but expressly excluding any punitive damages except to the extent paid or payable to a third party.
“Data Room” means the electronic documentation site established at Datasite on behalf of Seller.
“DCSA” means the Defense Counterintelligence and Security Agency of the United States Department of Defense.
“DCSA Approval” means written acknowledgment by DCSA that it has accepted the proposed plans and arrangements set forth in the FOCI Mitigation Plan described in Section 7.6(g).
“DDTC” has the meaning set forth in Section 3.29 hereof.
“DFARS” has the meaning set forth in Section 3.28(i) hereof.
“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the date hereof, attached hereto as Schedule 1.
“Dollars” means United States dollars.
“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800 et seq.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”
“Enterprise-Wide Contract” means any Contract that is both (i) used in or relating to the operation of the Business as currently conducted and (ii) used in or relating to the businesses to be retained by Seller or its Affiliates.
“Environmental Claims” has the meaning set forth in Section 7.15 hereof.
“Environmental Law” means any applicable Legal Requirement, Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances, in each case, including the following (including their implementing regulations and any state or local analogs): the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act of 1972, 33 U.S.C. § 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Pollution Prevention Act of 1990, 42 U.S.C. § 1301 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.
“Environmental Permits” means all Governmental Authorizations required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Estimated Closing Cash Payment” has the meaning set forth in Section 2.6 hereof.
“Estimated Closing Statement” has the meaning set forth in Section 2.6 hereof.
“FAR” has the meaning set forth in Section 3.28(e) hereof.
“FCC” means the United States Federal Communications Commission.
“Final Closing Cash Payment” has the meaning set forth in Section 2.7(e) hereof.
“Financial Indebtedness” means, as of any date, without duplication (but before taking into account the Contemplated Transactions), (i) any Acquired Company’s indebtedness for borrowed money, (ii) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities under which any Acquired Company is obligated, (iii) all obligations of any Acquired Company with respect to currency-hedging or interest-rate hedging, caps, swaps, collars or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Acquired Companies thereunder), (iv) all obligations of the Acquired Companies evidenced by any surety bond, performance bond, letters of credit, banker’s acceptance or similar facilities issued for the account of any Acquired Company (whether or not drawn), (v) all obligations under capitalized leases with respect to which any Acquired Company is liable, determined on a consolidated basis in accordance with GAAP, (vi) all obligations of any Acquired Company that are due or payable as of such date and secured by any monetary Lien on the assets of an Acquired Company; provided, however, that the monetary value of any Lien (including any Permitted Lien) that is included as a Current Liability in Working Capital shall not be included in this clause (vi), (vii) any amounts owed by any Acquired Company for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions, (viii) all liabilities with respect to any current or former employee, officer or director of the Acquired Companies that arise before or on the Closing Date, including all liabilities with respect to any Contracts between the Acquired Companies and their respective employees, officers or directors (including any Contracts relating in any ways to a sale of any Acquired Company), all accrued salary, deferred compensation, severance and vacation obligations, all workers’ compensation claims, any liability in respect of accrued but unpaid bonuses for the prior fiscal year and for the period commencing on the first day of each Acquired Company’s respective fiscal year and ending on the Closing Date, and any employment Taxes payable by the Acquired Companies with respect to the foregoing (whether or not deferred under any COVID-19 Measures), in each case, to the extent such liabilities are not included in Working Capital as finally determined pursuant to Section 2.7, (ix) unpaid management fees owed by an Acquired Company, (x) all deposits and monies received in advance, in each case, to the extent such amounts are not included in Working Capital as finally determined pursuant to Section 2.7, (xi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Acquired Companies, (xii) any unpaid Taxes for Pre-Closing Tax Periods (including unpaid “applicable employment taxes” (as defined in Section 2302(d)(i) of the CARES Act)) that any Acquired Company has deferred as of the Closing Date pursuant to any COVID-19 Measures to a Post-Closing Tax Period, (xiii) any declared but unpaid dividends or distributions, or amounts owed to Seller or any of its Affiliates, (xiv) all obligations of the type referred to in clauses (i) through (xiii) of an Acquired Company the payment of which an Acquired Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, (xv) all liabilities as of immediately prior to the Closing that would be included in the line items listed as “Loss Contract Provision,” “Reserve (GDM),” “Other Liability – Misc (acc. no. 02300-05),” “Lease Obligation-Sht Term,” “Accounts Payable – Others – Office (MT) restoration costs” and “Incurred Cost Reserve” on Part 2 of Exhibit A and (xvi) all unpaid principal amount of accrued interest, premiums (including prepayment premiums), penalties, breakage costs, fees, expenses and other obligations and amounts due (including such amounts that would become due as a result of the consummation of the Contemplated Transactions) owing in respect of the items described in clauses (i) through (xv). For purposes of calculating the Financial Indebtedness Amount, any liabilities expressly and specifically included in the calculation of Working Capital or Transaction Expenses Amount shall be excluded from the calculation of the Financial Indebtedness Amount.
“Financial Indebtedness Amount” means the aggregate amount of the Financial Indebtedness of the Acquired Companies as of immediately prior to the Closing (including any prepayment premium or penalty, breakage costs, accrued interest and costs and expenses).
“Financial Statements” has the meaning set forth in Section 3.6(a) hereof.
“FIRPTA Affidavit” has the meaning set forth in Section 2.5(a)(v) hereof.
“FOCI Mitigation Plan” has the meaning set forth in Section 7.6(g) hereof.
“FSS” has the meaning set forth in Section 3.28(l) hereof.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Government Contract” means any prime contract, subcontract, grant, other transaction agreement, cooperative agreement, funding agreement, facility contract, basic ordering agreement, pricing agreement, or letter contract, as modified by binding modifications or change orders, between Company and (i) a Governmental Authority, (ii) any prime contractor of a Governmental Authority, or (iii) any subcontractor with respect to any contract of a type described in (i) or (ii) above. A task, purchase or delivery order under a Government Contract or any amendment, supplement or modification to a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Government Contract Bid” means a bid or proposal issued by a contractor that, if accepted or awarded, would result in a Government Contract.
“Governmental Authority” means any federal, state, local, supranational, foreign or similar government or political subdivision thereof, or any agency, regulatory or administrative authority, branch or instrumentality of such government or political subdivision, or court, arbitral or tribunal or judicial body (including any grand jury) of competent jurisdiction.
“Governmental Authorization” means any approval, consent, license, permit, variance, registration, certificate of completion or legal status, certificate or occupancy, waiver or other authorization issued, granted, given, or otherwise able by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.
“Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indemnified Taxes” has the meaning set forth in Section 12.11 hereof.
“Initial Termination Date” has the meaning set forth in Section 11.1(e) hereof.
“Injured Party” has the meaning set forth in Section 13.13(c) hereof.
“Insurance Policies” has the meaning set forth in Section 3.20(a) hereof.
“Intellectual Property” means any and all of the following: (a) names and tradenames, trademarks and service marks, trade dress, logos, slogans, other source identifiers, and rights in telephone and facsimile numbers, together with all translations, adaptations, derivations, and combinations thereof, whether registered or unregistered, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrightable works, copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets, confidential know-how, proprietary information, and technical drawings (including ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (d) inventions (whether patentable or unpatentable and whether or not reduced to practice) and any improvements thereto, patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof; (e) websites and internet domain name registrations; (f) all rights of publicity, privacy, and endorsement (including rights to the use of names, voices, likenesses, images, appearances, signatures, and biographical information of real persons); (g) all mask works; (h) all computer software (including source code, object code, data, databases, and related documentation); (i) all advertising and promotional materials; (j) social media accounts and pages; and (k) registrations for, applications for, renewals for, copies of, and tangible embodiments of any of the foregoing (in whatever form or medium).
“Intellectual Property Contracts” means all licenses, sublicenses and other Contracts by or through which other Persons grants an Acquired Company, or an Acquired Company grants any other Persons, any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used by an Acquired Company in connection with the Business, other than so called “shrink wrap” and other non-customized license Contracts relating to computer software licensed to an Acquired Company in the ordinary course of business on standard terms and conditions.
“Intellectual Property Registrations” means all Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction including (i) patents; (ii) trademarks; (iii) copyrights; and (iv) domain names.
“Intellectual Property Rights” means all rights to Intellectual Property that are owned or purported to be owned by an Acquired Company or otherwise used or held for use in the conduct of the Business as currently conducted.
“Interim Financial Statements” has the meaning set forth in Section 3.6(a) hereof.
“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
“IT Systems” has the meaning set forth in Section 3.16(f) hereof.
“ITAR” has the meaning set forth in the definition of “Trade Control Laws.”
“Knowledge of Buyer” or any other similar knowledge qualification, means the actual knowledge of any individual who is serving as a director or officer of Buyer.
“Knowledge of Seller” or any other similar knowledge qualification, means the actual knowledge of David Fields, Luz Martinez, Jonathan McGeehan, Benjamin Pigsley, Lisa Wilkinson, Blake Guy, Ronald Fouse, Greg Hill, Ernie Magnotti, Nitin Bhat and Ronald Creighton.
“Leased Real Property” has the meaning set forth in Section 3.11(b) hereof.
“Legal Dispute” has the meaning set forth in Section 13.3(b) hereof.
“Legal Requirement” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, judgment, decree, Order, other requirement or rule of law of any Governmental Authority.
“Lien” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or similar restriction, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Look-Back Date” means January 1, 2019.
“Material Contract” has the meaning set forth in Section 3.12(a) hereof.
“NISPOM” has the meaning set forth in Section 3.28(h) hereof.
“Non-Breaching Party” has the meaning set forth in Section 13.10 hereof.
“Notice of Defense” has the meaning set forth in Section 13.13(c) hereof.
“Objections Statement” has the meaning set forth in Section 2.7(b) hereof.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and the operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.
“OSHA” means the Occupational Safety and Health Administration.
“Owner” has the meaning set forth in the definition of “Subsidiary.”
“Parent” has the meaning set forth in the Preamble.
“Parent Guaranteed Obligations” has the meaning set forth in Section 13.12(a) hereof.
“Party” and “Parties” have the respective meanings set forth in the Preamble.
“Paying Party” has the meaning set forth in Section 13.13(c) hereof.
“Payoff Letters” has the meaning set forth in Section 7.13(a) hereof.
“Permitted Lien” means (a) statutory Liens for Taxes or assessments or water, sewer or other utility charges not yet due and payable, or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanic’s, materialman’s, landlords’, warehousemen’s, contractor’s, workmen’s, repairmen’s, carrier’s, supplier’s, vendor’s or other similar Liens arising or incurred in the ordinary course of business for amounts that are not delinquent and for which adequate reserves have been established in accordance with GAAP; (c) statutory Liens held by landlords under, or other Liens created by, agreed to or expressly provided for in, any Real Property Lease; (d) with respect to real property, covenants, conditions, restrictions, leases, licenses, subleases, title retention agreements, servitudes, easements, rights-of-way, restrictions, minor defects, encroachments, zoning, landmarking, land use, conservation restrictions or irregularities in title and other similar charges, regulations or encumbrances not interfering with the use or occupancy of such real property in the ordinary course of business; (e) mortgages and Liens encumbering a landlords’ interests and any superior lessor interests, if any, in the Leased Real Property; (f)

Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business to secure amounts that are not due and for which adequate reserves have been established in accordance with GAAP; (g) pledges or deposits to secure obligations under workers’ compensation Legal Requirements or similar legislation or to secure public or statutory obligations; (h) non-exclusive licenses of Intellectual Property or other proprietary rights granted in the ordinary course of business; (i) reversionary rights of lessors, sublessors and licensors in property owned by them (or, in the case of a sublessor, that is leased by them); or (j) Liens with respect to the properties or assets of the Acquired Companies that do not singly or in the aggregate materially detract from the value of the property or asset or materially detract from or interfere with the use of the property or asset in the ordinary course of business.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.
“Personal Information” means personally identifiable information as defined by applicable Legal Requirements.
“Post-Closing Tax Period” means (i) any taxable period beginning after the Closing Date and (ii) in the case of a Straddle Period, the portion thereof beginning after the Closing Date.
“Pre-Closing Period” has the meaning set forth in Section 7.1 hereof.
“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) in the case of a Straddle Period, the portion thereof ending on the Closing Date.
“Privacy Requirements” has the meaning set forth in Section 3.16(h) hereof.
“Proceeding” means any action, arbitration, audit, hearing, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, any Governmental Authority or arbitrator.
“Processing” means the collection, maintenance, storage, accessing, transfer, processing, receiving, transmitting, use or disclosure of any Personal Information.
“Purchase Price” has the meaning set forth in Section 2.2 hereof.
“Real Property Lease” has the meaning set forth in Section 3.11(b) hereof.
“Regulatory Defense” has the meaning set forth in Section 7.6(d) hereof.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating, or disposing into the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924 and (C) any measures or actions required or undertaken to investigate, assess, evaluate, monitor or otherwise delineate the presence or Release of any Hazardous Substance in or into the environment or to prevent, clean up or minimize a Release or threatened release of Hazardous Substances.

“Restricted Activities” has the meaning set forth in Section 6.1 hereof.
“Restricted Cash” means, without duplication, (i) Cash held in escrow or as a security or other deposit, held for or on behalf of a customer, or if usage of, or access to, Cash is restricted by applicable Legal Requirements, Contract or otherwise, or if such cash is restricted in any manner whatsoever, then “Restricted Cash” shall also include the amount of the fees, costs, expenses, interest, penalties, reductions, withholdings and/or Taxes or other levies imposed on with respect to, and/or related to, the repatriating, distributing and/or transferring of such cash to, and/or removing any restrictions and/or limitations on, the use of such cash by any of the Acquired Companies and (ii) cash proceeds of insurance payments received by the Acquired Companies, Seller, Parent or their Affiliates with respect to any casualty or loss suffered by the Acquired Companies to the extent such property or assets has not been repaired or replaced or otherwise in respect of liabilities of the Acquired Companies that have not been discharged.
“Securities Act” means the Securities Act of 1933.
“Seller” has meaning set forth in the Preamble hereof.
“Seller Fundamental Representations” shall mean the representations and warranties of Seller contained in Section 3.1(a), Section 3.1(b), Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.3, Section 3.17, Section 3.27, Section 4.1, Section 4.2, Section 4.5 and Section 4.7 hereof.
“Seller Material Adverse Effect” means a material adverse effect on the ability of Seller to (i) consummate the Contemplated Transactions on a timely basis or (ii) fulfill its obligations under this Agreement and the other Subject Agreements on the terms and conditions set forth herein and therein.
“Seller Party Releasing Parties” has the meaning set forth in Section 7.16 hereof.
“Straddle Period” means any taxable period beginning before the Closing and ending after the Closing.
“Subject Agreements” means this Agreement, the Disclosure Schedule, the certificates delivered pursuant to Section 2.5(a)(ii), Section 2.5(a)(iii), and Section 2.5(b)(ii) hereof, the FIRPTA Affidavit, the Transition Services Agreement and any other agreement, certificate or document delivered pursuant to any of the aforementioned agreements, certificates or documents.
“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person directly or indirectly (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Allocation Agreement” means the Tax Allocation Agreement, dated as of November 16, 2020 and effective as of the first day of the consolidated return year beginning October 14, 2008, by and among Leonardo US Holding, Inc., Parent and each of the other parties thereto.
“Tax Authority” means the IRS and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.
“Tax Period” means any taxable year or other period that is treated as a taxable year (or other period, in the case of a Tax imposed with respect to such other period; e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule or regulation.
“Tax Proceeding” has the meaning set forth in Section 12.3(a) hereof.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” has the meaning set forth in Section 11.1(e) hereof.
“Termination Fee” has the meaning set forth in Section 11.2(a) hereof.
“Third Party Claim” has the meaning set forth in Section 13.13(c) hereof.
“Third Party Claim Notice” has the meaning set forth in Section 13.13(c) hereof.
“Top Customer” has the meaning set forth in Section 3.24(a) hereof.
“Top Supplier” has the meaning set forth in Section 3.24(a) hereof.
“Trade Control Laws” means all statutory and regulatory requirements of the United States, United Kingdom, European Union, and other jurisdictions to which the Company and its subsidiaries’ activities are subject related to export controls (including the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the DDTC’s International Traffic in Arms Regulations (“ITAR”)), economic sanctions (including administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control), trade embargoes, boycotts and anti-boycotts, imports of goods, and payment of custom duties.
“Transaction Expenses” means the aggregate amount of any and all legal, accounting, tax, advisory, consulting, auditing and other professional or transaction-related costs, fees and expenses incurred by the Acquired Companies, Seller or any Person that the Acquired Companies pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the negotiation, preparation or execution of this Agreement and the Subject Agreements (including any process run by or on behalf of any Acquired Company in connection with such transactions) or in investigating, pursuing or completing the Contemplated Transactions hereby or thereby (including any amounts owed to any employees, consultants, auditors, accountants, attorneys, brokers, investment bankers or any other experts in connection with the Contemplated Transactions), including (i) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of the Acquired Companies in connection with the Contemplated Transactions (other than the amounts payable by Buyer pursuant to Section 13.1(b)), (ii) any fees or expenses associated with obtaining the release and termination of any Liens in connection with the Contemplated Transactions, (iii) all brokers’, finders’ or similar fees in connection with the Contemplated Transactions, (iv) any transaction bonuses, change of control payments, severance payments, termination or retention obligations or similar amounts made to employees or other service providers of the Acquired Companies (including exercise or cancellation of options or accelerated vesting of restricted stock held by employees) payable in connection with the consummation of the Contemplated Transactions and the employer share of any employment Taxes thereon (in each case, other than any “double trigger”, contingent or similar amounts payable to any employee in connection with a subsequent termination of continued employment or engagement by the Acquired Companies following the Closing) and (v) 50% of any Transfer Taxes.
“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing Date, whether or not the Acquired Companies have been billed for such expenses.
“Transaction Tax Deductions” means any Tax deduction or credit for U.S. federal, state, local or non-U.S. income Tax purposes resulting from or attributable to (i) the payments or accruals of amounts that are included in Working Capital, Financial Indebtedness or Transaction Expenses, provided that to the extent such amounts are success-based fees within the meaning of Revenue Procedure 2011-29 the parties agree to rely on the safe harbor such that 70% of fees shall be treated as deductible, (ii) any transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to employees or other service providers of the Acquired Companies (including exercise or cancellation of options or accelerated vesting of restricted stock held by employees), (iii) the fees, expenses, and interest (including any amounts treated as interest for federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by the Acquired Companies with respect to the payment of any indebtedness or (iv) the amount of investment banking, legal, and accounting fees and expenses paid or payable by the Acquired Companies, in each case arising in connection with the Contemplated Transaction and as determined by Seller in good faith.
“Transfer Taxes” has the meaning set forth in Section 12.6 hereof.
“Transition Services Agreement” means the Transition Services Agreement to be entered into by Buyer or one of its Affiliates and Seller or one of its Affiliates, in substantially the form and substance set forth on Exhibit B hereto.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq., and any similar state or local Legal Requirements in the United States.
“Working Capital” means, as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date, an amount (which may be positive or negative) equal to (a) the amount of the Current Assets (excluding Cash and income Tax assets) of the Acquired Companies minus (b) the amount of the Current Liabilities (excluding Financial Indebtedness, Transaction Expenses and Accrued Taxes) of the Acquired Companies, in each case, before taking into account the consummation of the Contemplated Transactions and determined consistently with the Applicable Accounting Principles. For the avoidance of doubt, Working Capital shall exclude any amounts relating to or included in Cash, Financial Indebtedness, Transaction Expenses or current Taxes to the extent such amounts are reflected in the calculation of the Purchase Price (to avoid any double-counting with any other adjustments) and in determining the Accounts Receivable balance to be included in the calculation of Working Capital, Accounts Receivable shall be “restated” to reflect all Accounts Receivable generated by the Acquired Companies that (x) have not been collected from the ultimate customer as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date and (y) are transferred back from Seller, Parent or its Affiliates (other than the Acquired Companies) to the Acquired Companies prior to the Closing such that the Acquired Companies hold any and all right, title and interest to such Accounts Receivable as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date, as provided in the Working Capital Target calculation set forth in Exhibit A attached hereto.
“Working Capital Deficit” means the amount by which the Working Capital is less than the Working Capital Target (which, for the avoidance of doubt, shall be a negative number).
“Working Capital Surplus” means the amount by which the Working Capital is greater than the Working Capital Target (which, for the avoidance of doubt, shall be a positive number).
“Working Capital Target” means One Million Sixty Thousand Dollars ($1,060,000.00).
Section 1.2.Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
Section 1.3.Accounting Terms. All accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.
Section 1.4.Certain Terms.
(a)References to Exhibits, Schedules, etc. References in this Agreement to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section”, “Sections”, “Article” or “Articles” refer to the corresponding Section, Sections, Article or Articles of this Agreement.
(b)References to Agreements. Each agreement defined in this Article 1 shall include all appendices, exhibits and schedules thereto. If the prior written consent of any Person is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and the consent of each such Person is obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.
(c)Currency. Unless otherwise indicated, references in this Agreement to dollar amounts shall mean United States dollars.
(d)Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Schedules and Exhibits hereto) and not to any particular provision of this Agreement and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified; (d) the word “extent” in the phrase “to the extent” shall mean to the degree to which a subject or other thing extends, and such phase shall not mean simply “if”; (e) references to “written” or “in writing” include electronic form; (f) any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement; (g) any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Day”) shall be interpreted as a reference to a calendar day or number of calendar days; (h) if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day; (i) the words “Seller has provided,” “Seller has delivered” or “Seller has made available” or words of similar import with respect to any item provided or made available by Seller to Buyer shall mean posted at least two Business Days prior to the date of this Agreement in the Data Room; and (j) any reference in this Agreement to any Legal Requirement or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section and all rules and regulations promulgated thereunder as amended, restated or re-enacted from time to time. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authoring of any of the provisions of this Agreement. The definition of all defined terms shall be equally applicable to the singular and plural forms of such defined term. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.
Article 2.

SALE AND TRANSFER OF SHARES; CLOSING
Section 2.1.Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, deliver, convey and transfer the Company Shares to Buyer, and Buyer, in reliance on the representations, warranties and covenants of Seller and Parent contained herein, shall purchase the Company Shares from Seller, in each case, free and clear of all Liens (except for restrictions imposed on transfer under applicable securities Legal Requirements or regulations and Liens created by Buyer).
Section 2.2.Calculation of the Purchase Price. The purchase price (the “Purchase Price”) for the Company Shares shall be Four Hundred Fifty Million Dollars ($450,000,000.00), payable in cash, as adjusted by (i) the estimated adjustments pursuant to Section 2.6 hereof and (ii) the final adjustments pursuant to Section 2.7 hereof.
Section 2.3.Payment of Purchase Price and Other Payables on the Closing Date.
On the Closing Date, Buyer shall:
(i)pay to Seller cash in the amount equal to the Estimated Closing Cash Payment; and
(ii)pay, to such accounts as designated in the Payoff Letters, the respective portion of the Financial Indebtedness Amount set forth in such Payoff Letters.
Section 2.4.Closing. The purchase and sale (the “Closing”) provided for in this Agreement shall take place electronically by the mutual exchange of facsimile or portable document format (.PDF) signatures at 10:00 a.m., Eastern Time, on a date that is two Business Days after the conditions set forth in Article 8, Article 9 and Article 10 hereof are all satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing but subject to the satisfaction of those conditions), or at such other time and place as the Parties may agree (the “Closing Date”). Failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 shall not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement. All transactions contemplated herein that actually occur on and as of the Closing Date shall be deemed to have occurred simultaneously.
Section 2.5.Closing Obligations. At the Closing:

(a)Seller and/or the Acquired Companies shall deliver to Buyer:
(i)certificates representing the Company Shares, each duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;
(ii)a certificate, dated as of the Closing Date and executed by an officer of the Company, certifying that the conditions specified in Section 9.2 and Section 9.4 hereof have been satisfied;
(iii)a certificate, dated as of the Closing Date and executed by an officer of Seller, certifying that the conditions specified in Section 9.1 and Section 9.3 hereof have been satisfied;
(iv)each of the Payoff Letters;
(v)a certification with respect to Seller dated as of the Closing Date conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2) (the “FIRPTA Affidavit”);
(vi)written resignation of the officers and directors of the Acquired Companies requested by Buyer in writing at least three Business Days prior to the Closing;
(vii)counterparts to the Transition Services Agreement duly executed by Seller;
(viii)UCC-3 termination statements and other terminations or releases (including Intellectual Property Rights security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar domestic or foreign office, department, or agency) evidencing the complete satisfaction in full of all outstanding Financial Indebtedness for borrowed money and capital leases of the Acquired Companies and the release of all Liens relating thereto, in each case, in form and substance reasonably satisfactory to Buyer;
(ix)evidence, in form and substance reasonably satisfactory to Buyer, that the Governmental Authorizations set forth on Schedule 2.5(a)(ix) have been reissued, reinstated or transferred to the Acquired Companies and are in full force and effect;
(x)[RESERVED];
(xi)an assignment and assumption agreement, in form and substance reasonably satisfactory to Buyer and Seller, that, to the extent permissible, assigns the Contracts set forth on Schedule 2.5(a)(xi) and the rights arising thereunder to an Acquired Company, and pursuant to which such Acquired Company assumes the obligations under such Contracts (and (x) if such assignment and assumption is not permissible, then Seller shall use commercially reasonable efforts to obtain the consent of the Contract counterparty to such assignment prior to Closing and (y) if such consent is not obtained, Seller shall enter into alternative arrangements, in form and substance reasonably satisfactory to Buyer, which permit Buyer to continue operating the Business in substantially the same manner as currently conducted), duly executed by the applicable Acquired Company, Parent, Seller or the applicable Affiliates of Seller party to such Contracts (the “Assignment and Assumption Agreement”); and
(xii)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)Buyer shall deliver to Seller:
(i)the Estimated Closing Cash Payment;
(ii)a certificate, dated as of the Closing Date and executed by an authorized signatory on behalf of Buyer, certifying that the conditions specified in Section 10.1 and Section 10.2 have been satisfied;
(iii)counterparts to the Transition Services Agreement duly executed by Buyer; and
(iv)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.
Section 2.6.Estimated Purchase Price Adjustment. Not less than three Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate (the “Estimated Closing Statement”) signed by an authorized representative of Seller setting forth Seller’s good-faith estimate of the (i) Cash Amount, (ii) Financial Indebtedness Amount, (iii) Accrued Taxes Amount, (iv) Transaction Expenses Amount, (v) Working Capital and (vi) Working Capital Surplus, if any, or Working Capital Deficit, if any, in the case of (i), (v) and (vi), as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date, and in the case of (ii), (iii) and (iv), as of immediately prior to the Closing, and, except for the Transaction Expenses Amount, without giving effect to the Contemplated Transactions, and, based on such estimates, the estimated Closing Cash Payment (the “Estimated Closing Cash Payment”). For the avoidance of doubt, any failure of Buyer to raise any objection or dispute shall not in any way prejudice Buyer’s right to raise any matter in the Buyer Closing Statement. Seller shall consider in good faith any revisions proposed by Buyer to the calculations set forth in the Estimated Closing Statement, and to the extent Seller agrees to any such revisions, the Estimated Closing Statement shall be modified to accept any such agreed comments or changes to the Estimated Closing Statement, and the Closing shall not be delayed as a result of any unresolved comments or changes to the Estimated Closing Statement.
Section 2.7.Final Purchase Price Adjustment.
(a)Within 75 days after the Closing Date, Buyer or its designee shall prepare and deliver to Seller a statement setting forth Buyer’s calculation of the (i) Cash Amount, (ii) Financial Indebtedness Amount, (iii) Accrued Taxes Amount, (iv) Transaction Expenses Amount, (v) Working Capital and (vi) Working Capital Surplus, if any, or Working Capital Deficit, if any, in the case of (i), (v) and (vi), as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date, and in the case of (ii), (iii) and (iv), as of immediately prior to the Closing, and, except for the Transaction Expenses Amount, without giving effect to the Contemplated Transactions, based on such calculations, the final Closing Cash Payment (the “Buyer Closing Statement”), together with reasonable supporting detail used to calculate the figures included in the Buyer Closing Statement. The calculations included in the Buyer Closing Statement shall be calculated in accordance with the Applicable Accounting Principles.
(b)If Seller has any objections to the Buyer Closing Statement, then Seller shall deliver to Buyer a written statement (the “Objections Statement”) setting forth in reasonable detail the nature and amount of Seller’s disputes within 45 days after receipt by Seller of the Buyer Closing Statement. Seller shall be deemed to have agreed with all items and amounts of the Working Capital, Financial Indebtedness Amount, Cash Amount, Accrued Taxes Amount and/or the Transaction Expenses Amount not specifically referenced in the Objections Statement, and such items and amounts shall not be subject to review in accordance with Section 2.7(c)

hereof. Any Objections Statement may reference only disagreements based on mathematical errors or based on amounts of the Working Capital (including any applicable Working Capital Deficit or Working Capital Surplus), Financial Indebtedness Amount, Cash Amount, Accrued Taxes Amount and/or the Transaction Expenses Amount as reflected on the Buyer Closing Statement not being calculated in accordance with this Agreement. If Seller fails to deliver an Objections Statement within such 45-day period, then the Buyer Closing Statement shall become final and binding on all Parties.
(c)If Seller delivers an Objections Statement within such 45-day period, then Seller and Buyer shall use commercially reasonable efforts to resolve any such disputes, and any disputed items resolved in writing between Seller and Buyer shall be final and binding with respect to such items, and if Seller and Buyer agree in writing on the resolution of each disputed item specified by Seller in the Objections Statement and the amount of the Working Capital, Financial Indebtedness Amount, Cash Amount, Accrued Taxes Amount and the Transaction Expenses Amount, the amounts so determined shall be final and binding on the Parties for all purposes hereunder. If a final resolution is not obtained as to all such differences within 45 days after Seller has submitted any Objections Statement, any remaining matters which are in dispute shall be resolved by a nationally recognized independent accounting firm selected jointly by Buyer and Seller (the “Accountants”). The Accountants shall prepare and deliver a written report to Buyer and Seller and shall submit a proposed resolution of such unresolved disputes promptly, but in any event within 30 days after the dispute is submitted to the Accountants. The Accountants shall act solely as an expert, not as an arbitrator, in resolving only the unresolved disputes, and the proceeding before the Accountants shall be an expert determination under the Legal Regulations governing expert determination and appraisal proceedings.  The Accountants’ determinations shall be based solely on the submissions by the Parties (and not by independent review), this Agreement and the applicable defined terms set forth in this Agreement. The Accountants’ determination of such unresolved disputes shall be final and binding upon all Parties and not subject to review by a court or other tribunal, absent manifest error; provided, however, that no such determination shall assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The costs, expenses and fees of the Accountants shall be borne by Buyer, on the one hand, and Seller, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accountants, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accountants at the time the determination of such firm is rendered on the merits of the matters submitted.
(d)Buyer and Seller shall, and shall cause the Acquired Companies (in the case of Seller, prior to the Closing and, in the case of Buyer, during the period from and after the date of delivery of the Buyer Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.7) to afford the other Party and its representatives reasonable access to the properties, books and records of the Acquired Companies and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.7. Each Party shall also provide to the other Party and its representatives reasonable access to, and reasonable cooperation (including answering questions) from, such Party’s employees and professional advisors involved in the preparation of the Buyer Closing Statement. Notwithstanding the foregoing, any such access to the books and records and applicable personnel shall occur during normal business hours and upon reasonable prior notice and not unreasonably interfere with the normal business operations of the Business. Each Party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Working Capital, Cash Amount, Financial Indebtedness Amount, Accrued Taxes Amount and the Transaction Expenses Amount as specified in this Section 2.7; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client Party has signed an agreement relating to access to such work papers in form and substance reasonably acceptable to such accountants.
(e)The final, binding and conclusive closing statement of the Closing Cash Payment (the “Conclusive Closing Statement”) determined pursuant to this Section 2.7, shall produce the Working Capital Surplus, if any, the Working Capital Deficit, if any, the Cash Amount, the Financial Indebtedness Amount, the Transaction Expenses Amount and the Accrued Taxes Amount to be used to determine the final Closing Cash Payment (the “Final Closing Cash Payment”).
(f)Within five Business Days after the Closing Cash Payment becomes final and binding in accordance with Section 2.7 hereof:
(i)if the aggregate amount equal to (A) Working Capital Surplus, if any, plus (B) Working Capital Deficit, if any, plus (C) Cash Amount, minus (D) Financial Indebtedness Amount, minus (E) the Transaction Expenses Amount, minus (F) Accrued Taxes Amount (in each case, as finally determined pursuant to this Section 2.7) set forth on the Conclusive Closing Statement exceeds the aggregate amount equal to (1) Working Capital Surplus, if any, plus (2) Working Capital Deficit, if any, plus (3) Cash Amount, minus (4) Financial Indebtedness Amount, minus (5) the Transaction Expenses Amount, minus (6) Accrued Taxes Amount set forth on the Estimated Closing Statement, then Buyer shall pay such difference to Seller; or
(ii)if the aggregate amount equal to (A) Working Capital Surplus, if any, plus (B) Working Capital Deficit, if any, plus (C) Cash Amount, minus (D) Financial Indebtedness Amount, minus (E) the Transaction Expenses Amount, minus (F) Accrued Taxes Amount set forth on the Estimated Closing Statement exceeds the aggregate amount equal to (1) Working Capital Surplus, if any, plus (2) Working Capital Deficit, if any, plus (3) Cash Amount, minus (4) Financial Indebtedness Amount, minus (5) the Transaction Expenses Amount, minus (6) Accrued Taxes Amount (in each case, as finally determined pursuant to this Section 2.7) set forth on the Conclusive Closing Statement, then Seller shall pay such excess to Buyer.
Section 2.8.Payments. All payments made by or on behalf of Buyer pursuant to this Agreement shall be made by wire transfer of immediately available funds to an account or accounts designated by Seller, or the applicable recipient, in writing. All payments by Seller pursuant to this Agreement shall be made by wire transfer of immediately available funds to an account designated by Buyer in writing.
Section 2.9.Calculations. All calculations of Cash Amount, Working Capital, Financial Indebtedness, Transaction Expenses, Accrued Taxes and Financial Indebtedness under this Agreement, whether estimates or otherwise, shall be determined (i) in accordance with GAAP, consistently applied, and to the extent consistent with GAAP, the Company’s application thereof in the preparation of the balance sheets in the Financial Statements and (ii) subject to the principles and methodologies used to calculate Working Capital set forth on Exhibit A (all such accounting principles and methodologies as described in this sentence, the “Applicable Accounting Principles”).
Article 3.

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES
Except as set forth on, and in all cases subject to, the Disclosure Schedule (each Section of which shall reference for convenience purposes only the appropriate Section and, if applicable, subsection of this Article 3 to which the information disclosed in such Section relates, and each such Section of which shall be deemed to be incorporated by reference into the applicable representations and warranties made in this Article 3; provided, however, that any information disclosed under any Section of the Disclosure Schedule shall be deemed disclosed and incorporated into each other Section, subsection, paragraph and clause in this Article 3 to the extent that the relevance of such disclosure to such other Section, subsection, paragraph or clause in this Article 3 is reasonably apparent on the face of such disclosure), Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date as follows:
Section 3.1.Organization and Good Standing.
(a)The Company is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Maryland, and is duly authorized to carry on the business presently conducted by it and has the requisite corporate power and authority to conduct its business and to own or lease and to operate its assets as and in the places where such business is conducted and where such assets are owned, leased or operated, except for any failure to be in good standing or to have such power and authority as would not be reasonably expected to be material to the Company. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b)Each Subsidiary is a legal entity duly organized, validly existing and in good standing, to the extent applicable, under the Legal Requirements of the jurisdiction of its organization and has the requisite corporate or other power and authority to conduct its business and to own or lease and to operate its assets as and in the places where such business is conducted and where such assets are owned, leased or operated, except for any failure to be so organized, existing or in good standing or to have such power and authority as would not be reasonably expected to be material to the Acquired Companies, taken as a whole. Each Subsidiary is duly qualified or licensed as a foreign corporation or other legal entity to do business, and is in good standing, in each jurisdiction where the character of the assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not be reasonably expected to result in a Company Material Adverse Effect. No Acquired Company is in violation of its Organizational Documents, except for violations that would not be reasonably expected to result in a Company Material Adverse Effect.
(c)Seller has made available to Buyer correct and complete copies of the Organizational Documents of each Acquired Company, as currently in effect. The transfer books and minute books of each of the Acquired Companies that have been made available for inspection by Buyer prior to the date hereof are correct and complete.
Section 3.2.Capital.
(a)The authorized capital stock of all classes of stock of the Company is 5,500 shares of common stock, no par value per share. 5,000 shares of common stock of the Company are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable. Section 3.2(a) of the Disclosure Schedule sets forth, for each Acquired Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests, and the record and beneficial owners of its outstanding capital stock or other equity or ownership interests. The Company Shares are the sole outstanding shares of capital stock of the Company, and except for the Company Shares and the rights granted to Buyer under this Agreement, none of the Acquired Companies have issued or agreed to issue any: (i) shares of capital stock or other equity or ownership interest except to another Acquired Company; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Acquired Companies or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Financial Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. There are no outstanding options, warrants, conversion rights, preemptive rights or other rights, agreements or obligations issued by any Acquired Company which may permit or require any Person (other than the applicable Acquired Company), now or in the future to issue, sell or transfer or subscribe for, purchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of any shares of capital stock of such Acquired Company, any unissued or treasury shares or any other securities of such Acquired Company.
(b)With the exception of the Company Shares, all of the outstanding equity securities, equity interests and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Liens (except for restrictions imposed on transfer under applicable securities Legal Requirements or regulations). All such securities, equity interests and other securities of each Acquired Company are duly authorized, validly issued, fully paid and non-assessable. No shares of capital stock or other equity or ownership interests of the Acquired Companies have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Legal Requirements, any Organizational Documents of the Acquired Companies or any Contract to which an Acquired Company is a party or by which an Acquired Company is bound.
(c)Except as set forth on Section 3.2(a) of the Disclosure Schedule, none of the Acquired Companies directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.
(d)No Acquired Company is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, any Person (other than with respect to another Acquired Company).
Section 3.3.Authority and Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement and any other Subject Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and any other Subject Agreement to which the Company is or will be a party by the Company, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Seller and Buyer) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, liquidation or similar Legal Requirements, now or hereafter in effect, relating to, or affecting or limiting generally, the enforcement of, creditors’ rights and remedies or by other general principles of equity (whether considered in an action in equity or at law). Upon the execution and delivery by the Company of the Subject Agreements to which the Company is or will be a party, and assuming due execution and delivery by the other parties thereto, each such Subject Agreement will constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Legal Requirements relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.
Section 3.4.No Conflict. The execution, delivery and performance by the Company of this Agreement and the Subject Agreements to which the Company is or will be a party and the consummation of the Contemplated Transactions do not and will not (i) conflict with or violate any provisions of the Acquired Companies’ Organizational Documents, (ii) conflict with, require any Consent under or constitute a default (or an event which with notice or lapse of time or both would become a violation, breach or default) under, or give to any other Person any rights of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Acquired Companies under, (iii) conflict with or violate any Legal Requirement or Order or other restriction of any Governmental Authority to which any Acquired Company is subject, or by which any asset or property of any Acquired Company is bound or affected or (iv) result in the imposition or creation of any Lien (other than a Permitted Lien) upon, or with respect to, any assets owned or used by any Acquired Company, except in the case of each of clauses (ii) and (iv), such conflicts, failures to obtain such Consents, defaults, terminations, amendments, modifications, accelerations, cancellations, impositions of fees or penalties, increased, guaranteed, accelerated or additional rights or entitlements, adverse effects on any rights, payments, redemptions, or imposition or creation of any Lien (other than a Permitted Lien) as would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.5.Governmental Consents and Approvals. No Consent or Governmental Authorization of, or filing or notice with, any Governmental Authority is required by or with respect to any Acquired Company in connection with the execution, delivery and performance by any Acquired Company of this Agreement or any other Subject Agreement to which any Acquired Company is or will be a party or the consummation by any Acquired Company of the Contemplated Transactions or in order to prevent the termination of any right, privilege, license or qualification of the Acquired Companies, except for (i) any Consent, Governmental Authorization, filing or notice required under any applicable Antitrust Law (including the HSR Act) or otherwise required pursuant to Article 8 hereof, (ii) CFIUS Approval and the 60-Day Notice referenced in Section 7.6(f), (iii) the DCSA Approval, (iv) the Consent of the FCC or (v) such Consents, Governmental Authorizations, filings or notices which, if not obtained or made, would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect or a Seller Material Adverse Effect.
Section 3.6.Financial Statements; Financial Indebtedness.
(a)Seller has made available to Buyer correct and complete copies of (i) the unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2019, December 31, 2020 and December 31, 2021 (with December 31, 2021 being the “Balance Sheet Date”), and the related unaudited statements of income and retained earnings, stockholders’ equity and cash flows of the Acquired Companies, for each of the fiscal years then ended (collectively referred to herein as the “Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Acquired Companies as of January 31, 2022 and the related unaudited statements of income and retained earnings, stockholders’ equity and cash flows of the Acquired Companies (collectively referred to herein as the “Interim Financial Statements”). The Financial Statements and the Interim Financial Statements are attached hereto as Section 3.6(a) of the Disclosure Schedule. The Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with the books and records of the Acquired Companies, (ii) fairly present, in all material respects, the consolidated financial condition, cash flows and results of operations of the Acquired Companies as of the respective dates thereof and for the respective periods covered thereby and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except that the Financial Statements and the Interim Financial Statements are subject to normal and recurring year-end adjustments that will be consistent with past practice and will not, individually or in the aggregate, be material, and the Financial Statements and the Interim Financial Statements are not accompanied by footnotes.
(b)The Financial Indebtedness of the Acquired Companies as of the date hereof is set forth on Section 3.6(b) of the Disclosure Schedule.
(c)The books of account and financial records of the Company and its Subsidiaries are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice in all material respects.
Section 3.7.Absence of Change. Except as otherwise contemplated in this Agreement or the Contemplated Transactions, since the Balance Sheet Date, (i) the Acquired Companies have conducted their business only in the ordinary course consistent with past practice, (ii) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect and (iii) there has not been:
(a)any issuance, sale, grant, disposition or pledge of any shares in the capital stock of any Acquired Company (or any other equity or ownership interest in the Acquired Companies) or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares (other than issuances, sales, grants or pledges to Seller or any Acquired Company);
(b)any acquisition, repurchase, redemption or similar action regarding any share capital or equity securities (including any options, restricted stock units, restricted shares or otherwise) of the Acquired Companies;
(c)(i) any split, combination, subdivision or reclassification of any Acquired Company’s capital stock or other equity or ownership interest, or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock (or any other change with respect to its capital structure), or (ii) any declaration or payment of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any of its capital stock, or any other actual, constructive or deemed distribution in respect of the capital stock that has not been paid or made as of the date hereof other than distributions solely in cash in the ordinary course of business;
(d)any sale, transfer, license or other disposition, or any Contract for the sale, transfer, license or other disposition, of any assets of any Acquired Company in excess of $500,000, other than sales to customers in the ordinary course of business;
(e)any change in any material respect by any Acquired Company in its accounting methods, principles or practices, except as required by GAAP or Legal Requirements (or the applicability thereof) or as disclosed in the notes to the Financial Statements;
(f)any amendment to the Organizational Documents of any Acquired Company;

(g)any acquisition (or agreement thereof) of any Person, business or division thereof (whether by merger, acquisition of stock, acquisition of assets or otherwise) by any Acquired Company;
(h)any adoption of any plan of merger, consolidation, reorganization, complete or partial liquidation or dissolution, restructuring, recapitalization (or otherwise altering of the corporate structure) or filing of a petition in bankruptcy under any Legal Requirement by any Acquired Company or consent by any Acquired Company to the filing of any bankruptcy petition against it, except for the Contemplated Transactions;
(i)(i) any incurrence of any Financial Indebtedness or guarantee or assumption of any Financial Indebtedness of another Person in excess of $1,000,000 (other than intercompany Financial Indebtedness that will be extinguished on or prior to the Closing), (ii) the making of any loans, advances or capital contributions to, or guarantees for the benefit of, or investments in, any other Person or (iii) any cancelation, release or forgiveness of any Financial Indebtedness owed to or right or claims held by it;
(j)any payment, discharge or satisfaction of any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice;
(k)any loss, damage, destruction or other casualty affecting any assets or properties of the Acquired Companies, whether covered by insurance or not, which materially and adversely affects the Business;
(l)any entrance into any Material Contract or Government Contract, other than in the ordinary course of business;
(m)any Government Contract Bid, other than in the ordinary course of business;
(n)any increase or decrease in the compensation payable or to become payable or the benefits provided to its directors, managers, officers, employees, consultants or advisors, except for merit and cost-of-living increases and changes in compensation in the ordinary course of business or any increase as provided in any Contract with an Acquired Company; or any grant of any severance or termination payment, not in the ordinary course of business, to, or any payment, loan or advance to, any director, manager, officer, employee, consultant or advisor of any Acquired Company; or any establishment, adoption, entrance into or material amendment of any Acquired Company Plan;
(o)any termination of (other than an expiration in accordance with a Contract’s terms), waiver of any material right under, or amendment in any material respect of, any Material Contract, in each case, other than in the ordinary course of business;
(p)(i) any made, changed or revoked material Tax election, (ii) any filed or amended material Tax Return (except as provided in this Agreement), (iii) any closing agreement entered into with any taxing Governmental Authority, (iv) any settled or compromised material Tax liability or Tax claim, audit, investigation or other proceeding with respect to a material amount of Taxes, (v) any consent to extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Acquired Companies or (vi) any changed Tax accounting period or any material method of Tax accounting;
(q)any material delay of payment of receivables or other management of payables, receivables, current assets, current liabilities or working capital in any manner, with respect to each such delay or such management, other than in the ordinary course of business consistent with past practice;
(r)any material Lien, other than a Permitted Lien, created on any Acquired Company’s assets, other than in the ordinary course of business;
(s)any authorization, or commitment with respect to, any single capital expenditure that is in excess of $500,000 for any Acquired Company, with payments required to be made after the Closing, except, in connection with the entrance into, and in reasonable support of, a Contract existing as of the date of such capital expenditure;
(t)any liquidation, winding up, plan of reorganization, insolvency proceedings or similar transaction or arrangement with creditors, whether voluntary or involuntary; or
(u)any agreement or understanding whether in writing or otherwise, by any Acquired Company to take any of the actions specified in subparagraphs (a) through (t) above.
Section 3.8.No Undisclosed Liabilities. No Acquired Company has any liability or obligation (whether or not such liabilities or obligations are accrued, absolute, contingent or otherwise, known or unknown and whether due or to become due) required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or in the notes thereto, other than liabilities or obligations (i) to the extent specifically and adequately disclosed or reserved for on the most recent Financial Statements or (ii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (none of which results from or arises out of any breach of contract, breach of warranty, tort, infringement or violation of Legal Requirement).
Section 3.9.Litigation.
(a)Since the Look-Back Date, there has not been, and there is not pending or, threatened in writing, any Proceeding by or against any Acquired Company, any of the officers of the Acquired Companies in regards to their actions as such (including with respect to any matter arising from or related to COVID-19 or COVID-19 Measures whether regarding contractual, labor, employment, benefits or other matters), or against any of their respective assets before or by any Governmental Authority, in either case, that (i) relates to or challenges the legality, validity or enforceability of this Agreement or any other Subject Agreement, (ii) relates to the ownership of the Company Shares or (iii) would reasonably be expected to be material to the Acquired Companies, taken as a whole.
(b)No Acquired Company is subject to any Order of or threatened in writing investigation by any Governmental Authority relating to the Acquired Companies, any of their respective properties or assets, any of their respective officers or directors in their capacity as such, or the Contemplated Transactions, that would reasonably be expected to be materially adverse to the Acquired Companies, taken as a whole. As of the date hereof, there is no material Proceeding by any Acquired Company pending against any other Person.
Section 3.10.Title and Sufficiency of Assets. Each Acquired Company has good and valid title to, or a valid leasehold interest in or license to, all of its respective assets (other than Leased Real Property), including all those shown on the balance sheet of the Acquired Companies included in the most recent Financial Statements free and clear of all Liens (other than Permitted Liens), except for assets that have been disposed to nonaffiliated third parties for fair value since the Balance Sheet Date in the ordinary course of business. Except for the properties, assets, rights and privileges provided (i) in connection with back office support and IT Systems (including under the Transition Services Agreement) to the Acquired Companies and

(ii) to Buyer pursuant to the Transition Services Agreement, the properties, assets, rights and privileges owned, leased or licensed by the Acquired Companies immediately following the Closing shall be sufficient to conduct the Business in all material respects in the same manner as conducted on the date of this Agreement. All tangible assets owned or leased by the Acquired Companies, taken as a whole, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
Section 3.11.Real Estate.
(a)Owned Properties. No Acquired Company owns or, in the last ten (10) years has owned, any real property.
(b)Leased Properties. As of the date hereof, Section 3.11(b) of the Disclosure Schedule sets forth a correct and complete list of all of the leases and subleases for real property and all amendments, modifications and supplements thereto, if any, (“Real Property Leases”, and such real property, the “Leased Real Property”) in which the Acquired Companies have a leasehold or subleasehold interest. The Acquired Companies have good and valid leasehold title to all Leased Real Property, in each case, free and clear of all Liens, except Permitted Liens. Seller has made available to Buyer correct and complete copies of each Real Property Lease. All leases of Leased Real Property shall remain valid and binding in accordance with their terms immediately following the Closing. There is no condemnation proceeding with regard to any part of the Leased Real Property, pending or, to the Knowledge of Seller, contemplated by any Governmental Authority.
(c)The Leased Real Property are in commercially reasonable physical condition and repair, subject to ordinary wear and tear. To the Knowledge of Seller, there are no material latent defects or material and adverse physical conditions affecting the Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are, in all material respects, adequately maintained and in good operating condition and repair for the operation of the business of the Acquired Companies as currently conducted. There is not under any such Real Property Lease (i) any default in any material respect by any Acquired Company, or any event that with notice or lapse of time or both would constitute such a default and with respect to which the Acquired Companies have not taken adequate steps to prevent such default from occurring; and (ii) to the Knowledge of Seller, any default in any material respect by any other party thereto or any event that with notice or lapse of time or both would constitute such a default by any other party. To the Knowledge of Seller, (i) no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore and (ii) no such condemnation, expropriation or taking has been proposed.
(d)No Acquired Company has leased, subleased or otherwise granted to any Person, other than another Acquired Company, the right to use or occupy any Leased Real Property or any portion thereof. To the Knowledge of Seller, there are no contractual or legal restrictions that materially preclude or restrict the ability to use the Leased Real Property by the Acquired Companies in the same manner as currently operated by the Acquired Companies.
Section 3.12.Contracts.
(a)Section 3.12(a) of the Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of any Contract (and correct and complete copies, including any amendments thereto, have been made available to Buyer) to which an Acquired Company is a party or by which an Acquired Company or any of its respective assets are bound (each, a “Material Contract”):

(i)that is a Master Services Agreement with a supplier of an Acquired Company;
(ii)that is a Contract with a supplier of an Acquired Company (other than a Master Services Agreement) involving (x) aggregate annual consideration for the year ended December 31, 2021 or (y) expected annual consideration for the year ended December 31, 2022, in each case, paid by the Acquired Companies in excess of $1,000,000;
(iii)that is a Contract with a customer of an Acquired Company involving aggregate actual or expected consideration or bookings paid to any Acquired Company in excess of $5,000,000 (x) since January 1, 2018 or (y) for the year ended December 31, 2022;
(iv)that is a partnership, strategic alliance, profit sharing, or joint venture Contract;
(v)other than this Agreement or any other Subject Agreement, that relates to the acquisition or disposition of any material asset of, or equity interest in, any Acquired Company (whether by merger, sale of stock, sale of assets or otherwise) not made in the ordinary course of business and entered into since the Look-Back Date;
(vi)that is a collective bargaining Contract or other Contract with any labor organization, union or association;
(vii)that is an employment or consulting Contract providing for annual base compensation in excess of $150,000;
(viii)that is a Real Property Lease;
(ix)that is an Affiliate Contract;
(x)that is a power of attorney;
(xi)that is an Intellectual Property Contract;
(xii)relating to indebtedness of any Acquired Company owed to, or by, any third party in excess of $1,000,000;
(xiii)that provides “most favored nation” pricing or terms to any Person, with respect to the sale, distribution, license or support of any products or services of the any Acquired Company;
(xiv)pursuant to which any Acquired Company is the lessee or lessor of, or holds, uses, or makes available for use (other than pursuant to a Real Property Lease) to any Person (other than the Acquired Company thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $200,000;
(xv)that is for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property, in each case, in an amount in excess of $500,000;
(xvi)that is (X) for the purchase of any debt or equity security or other ownership interest of any Person, or (Y) for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Acquired Companies;

(xvii)that limits, or purports to limit, the ability of an Acquired Company to engage in any line of business, acquire any assets, develop or distribute any product or provide any service in any geographic area or during any period of time, to compete with any Person or to sell to or purchase from any Person or to hire any Person;
(xviii)that is with a Top Customer or Top Supplier;
(xix)that grants any exclusive distribution rights, in any market, field or territory to any Acquired Company or any Person; or
(xx)all commitments or arrangements to enter into any of the foregoing.
(b)Each Material Contract is in full force and effect and is a legal, valid and binding obligation of an Acquired Company, as applicable, and, to the Knowledge of Seller, each other party to such Material Contract, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, liquidation or similar Legal Requirements, now or hereafter in effect, relating to, or affecting or limiting generally, the enforcement of, creditors’ rights and remedies or by other general principles of equity (whether considered in an action in equity or at law). The applicable Acquired Company has performed all obligations in all material respects required to be performed by it under each Material Contract and is not in default (with or without notice or lapse of time or both), violation or breach in any material respect of, or in receipt of any written claim of such a default (with or without notice or lapse of time or both), violation or breach under, any Material Contract. Since the Look-Back Date, no party to any of the Material Contracts has exercised any termination rights (or provided written notice of its intent to exercise its termination rights) with respect thereto. No party has given written notice of any significant dispute which remains outstanding with respect to any Material Contract.
(c)To the Knowledge of Seller, no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach in any material respect or would cause or permit the acceleration of any material obligation under any such Material Contract. To the Knowledge of Seller, (i) no other party to any Material Contract is in default under, or in violation or breach, in any material respect of such Material Contract and (ii) no event has occurred which with the passage of time or giving of notice or both would result in a default, violation or breach in any material respect by such other party or would cause or permit the acceleration of any material obligation under any such Material Contract. No Acquired Company has assigned any of its rights or obligations under any Material Contract. Seller has made available to Buyer (i) correct and complete copies of each Material Contract, together with all amendments, waivers or other changes thereto, and (ii) a reasonably complete description of all material terms of all oral Material Contracts.
(d)The Acquired Companies have not received any written notices seeking (i) to excuse a third party’s non-performance, or delay a third party’s performance, under existing Material Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.
Section 3.13.Compliance with Legal Requirements. Each Acquired Company is, and since the Look-Back Date has been, in compliance in all material respects with all Legal Requirements (including applicable COVID-19 Measures). No Acquired Company or any of its executive officers in their capacity as such is in receipt of any written notice, complaint Order or other written communication from any Governmental Authority of any failure or alleged failure to comply with any provision of any applicable material Legal Requirement with respect to the Business.
Section 3.14.Governmental Authorizations. Each Acquired Company has all material Governmental Authorizations required to conduct the Business as presently conducted by it. All such Governmental Authorizations are listed on Section 3.14(b) of the Disclosure Schedule, and each such Governmental Authorization is in full force and effect. Each Acquired Company is in compliance in all material respects with the terms of the Governmental Authorizations. No suspension, revocation, cancellation or material modification of any such Governmental Authorization nor any Proceeding which would reasonably be expected to result in any suspension, revocation, cancellation or material modification of any such Governmental Authorization is pending or currently threatened in writing.
Section 3.15.Environmental Matters.
(a)Each Acquired Company is, and since the Look-Back Date has been, in compliance with all applicable Environmental Laws in all material respects, and no Acquired Company has any material liability under any Environmental Laws.
(b)There is, and since the Look-Back Date has been, no Proceeding pending against any Acquired Company or any of its respective executive officers in their capacity as such, and, except for matters that have been fully and finally resolved, no Acquired Company or executive officer thereof has received written notice, request for information, communication or complaint from any Governmental Authority or any other Person of any existing, pending or threatened Proceeding or investigation with respect to any matter that could reasonably be expected to result in any material liability (absolute, contingent or otherwise) or obligations under any Environmental Law.
(c)Except as would not reasonably be expected to result in material liability to the Acquired Companies, no Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances nor any Remediation or corrective action of any kind relating thereto, on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) currently or formerly owned, leased or operated by or for the Acquired Companies or any respective predecessor companies. To the Knowledge of Seller, none of the Acquired Companies owns or operates, and to the Knowledge of Seller, there is not now and has never been any underground improvement, including any treatment or storage tank or water, gas or oil well, located on any property described in the foregoing sentence. To the Knowledge of Seller, none of the Acquired Companies is subject to material liability for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law.
(d)All Acquired Companies hold all material Environmental Permits, and are, and have been since the Look-Back Date, in compliance in all material respects therewith.
(e)The Acquired Companies have made available to Buyer all permits, audits and other material reports prepared in the last five (5) years pertaining to compliance with Environmental Law and all “Phase I,” “Phase II” or other material environmental reports, in each case, in their possession, or to which they have reasonable access, addressing any location ever owned, operated or leased by the Acquired Companies or at which the Acquired Companies may have liability under any Environmental Law.
Section 3.16.Intellectual Property.

(a)Section 3.16(a) of the Disclosure Schedule lists all material Intellectual Property Registrations that are owned or purported to be owned by an Acquired Company. All Intellectual Property Registrations listed or required to be listed in Section 3.16(a) of the Disclosure Schedule are valid, enforceable and in full force and effect in all material respects, and all maintenance payments are current thereon.
(b)The Acquired Companies own free and clear of all Liens, other than Permitted Liens, or have the right to use, pursuant to the Intellectual Property Contracts, all Intellectual Property used in the Business and such Intellectual Property constitutes all Intellectual Property Rights necessary to conduct the Business in all material respects as currently conducted. No Proceeding is or, since the Look-Back Date, has been pending or threatened in writing, that challenges the legality, validity, enforceability, use or ownership of any item of Intellectual Property purported to be owned by the Acquired Companies or that alleges that the operation of the Business infringes, violates or misappropriates the Intellectual Property rights of any Person. No Acquired Company is subject to any Order that limits any Acquired Company’s right to use or enforce the Intellectual Property owned or purported to be owned by an Acquired Company, other than any limitations set forth in any registration or application for such Intellectual Property.
(c)(i) The conduct of the Business as currently conducted does not infringe, misappropriate or violate, and has not, since the Look-Back Date, infringed, misappropriated or violated, any Intellectual Property right of any third party and (ii) to the Knowledge of Seller, as of the date hereof, the Intellectual Property owned by the Acquired Companies is not being infringed by any third party.
(d)The Acquired Companies have taken commercially reasonable steps to protect the confidentiality of the Intellectual Property used in the Business and, since the Look-Back Date, have maintained the confidentiality of all information that constitutes or constituted a trade secret of any Acquired Company, including requiring all third parties having access thereto to execute written non-disclosure agreements.
(e)No present or former employee, officer, director or founder of any Acquired Company, or agent, outside contractor or consultant of any Acquired Company, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property owned or purported to be owned by any Acquired Company.
(f)The Acquired Companies provide for the back-up and recovery of material data and has implemented disaster recovery plans, procedures and facilities and, as applicable, has taken all reasonable steps to implement such plans and procedures, and the Acquired Companies have taken reasonable actions to protect the integrity and security of the software, computer hardware, firmware, networks, interfaces and related systems (collectively, “IT Systems”) used by the Acquired Companies and the information stored therein from unauthorized use, access or modification. In the 12 months prior to the date hereof, there have been no material failures, crashes, security breaches or other adverse events affecting the IT Systems used by the Acquired Companies, which have caused material disruption to the businesses of the Acquired Companies.
(g)The consummation of the Contemplated Transactions will not give rise to any right of any third party to terminate or re-price or otherwise modify any Acquired Companies’ rights or obligations under any agreement under which any material right or license of or under Intellectual Property right is granted to or by any Acquired Company.
(h)The Acquired Companies comply in all material respects with all applicable Legal Requirements and their own written internal information security and data privacy policies, including with respect to the privacy of users of its software, services and websites, and the

Processing of Personal Information (which are consistent in all material respects with applicable Legal Requirements and any publicly available information security and privacy policies of the Acquired Companies) (collectively, the “Privacy Requirements”). The Acquired Companies’ practices with regard to the collection, dissemination, safeguarding and use of Personal Information are and have been in accordance in all material respects with the Privacy Requirements. The Acquired Companies take commercially reasonable steps to protect the operation, confidentiality, integrity and security of its software, IT Systems and websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and since the Look-Back Date, there have been no breaches of the same. Since the Look-Back Date, (i) there has been no material loss, damage, or unauthorized or accidental access, acquisition, use, disclosure, modification or breach of security of Personal Information maintained by or on behalf of any of the Acquired Companies, or any material written complaints or claims asserted by any Person (including any Governmental Authority) regarding the Processing of Personal Information by the Acquired Companies, and (ii) there has been no material Proceeding brought against any Acquired Company by any Person alleging that any software or service of the Acquired Companies was or is a contributing cause of or facilitated any breach or compromise of security of Personal Information maintained by any other Person. Since the Look-Back Date, each Acquired Company has made all necessary disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable persons required by applicable Legal Requirements related to privacy and data security and has filed any required registrations with the applicable data protection authority, in each case to the extent that failure to take such action has a material effect on the Acquired Companies, taken as a whole.
Section 3.17.Tax Matters.
(a)The Acquired Companies have timely filed all income and other material Tax Returns required to be filed in the manner prescribed by applicable Tax Legal Requirements, and has paid all material Taxes that are due and payable (whether or not shown on such Tax Returns) or being contested in good faith through appropriate proceedings. All such Tax Returns are correct and complete in all material respects. No Acquired Company is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns available under applicable Tax Legal Requirements.
(b)The accruals and reserves for Taxes reflected in the Financial Statements are adequate in all material respects, in accordance with GAAP, and cover all material Taxes of the Acquired Companies for Tax Periods ending on or prior to the date of such Financial Statements.
(c)No extensions or waivers of statutes of limitations have been given or requested with respect to any material Tax assessment or deficiency of any Acquired Company.
(d)The Acquired Companies have withheld and paid over to the appropriate Tax Authorities all material amounts of Taxes required to be withheld and paid over for all periods under applicable Legal Requirements.
(e)No deficiency for any material amount of Tax has been asserted or assessed by a taxing Governmental Authority in writing against any Acquired Company that has not been satisfied by payment, settled or withdrawn. No audits, examinations, disputes or Proceedings by any taxing Governmental Authority against any Acquired Company are pending, threatened in writing, or, to Knowledge of Seller, threatened orally, or being conducted in respect of any material Taxes of any Acquired Company. No written claim has been made by a Governmental Authority of a jurisdiction in which any Acquired Company does not file Tax Returns that such Acquired Company may be subject to taxation in that jurisdiction. There are no Tax Liens on the assets of any Acquired Company (other than Permitted Liens).

(f)Except for the Acquired Companies that are members of the consolidated group of which Leonardo US Holding, Inc. is the common parent, no Acquired Company has been a member of an affiliated group filing a consolidated federal income Tax Return. No Acquired Company following the Closing will have any liability for Taxes of any Person (other than any Acquired Company or member of the consolidated group for which Leonardo US Holding, Inc. is the common parent) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Legal Requirement, as a transferee or successor, by contract or otherwise.
(g)Except for the Tax Allocation Agreement, no Acquired Company is a party to, or bound by, any Tax allocation or sharing agreement or otherwise has any liability for any Taxes of any Person (other than the Acquired Companies).
(h)No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax Period ending after the Closing as a result of any (i) closing agreement or settlement with a taxing authority executed on or prior to the Closing Date, (ii) prepaid amounts received on or prior to the Closing Date, (iii) deferred intercompany gain arising from a transaction among the Acquired Companies entered into before the Closing, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) adjustment pursuant to Section 481(a) of the Code (or any similar provision of state, local or non-U.S. law) by reason of any change in or improper use of any accounting methods adopted prior to the Closing or (vi) election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. law).
(i)No Acquired Company is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).
Section 3.18.Employment Matters.
(a)Section 3.18(a) of the Disclosure Schedule sets forth, the following information for each employee of each Acquired Company employed as of February 28, 2022, including each employee on leave of absence or layoff status: employer, name, job title, date of commencement of employment, details of leave of absence or layoff, rate of compensation, bonus arrangement and any change in compensation or bonus since December 31, 2021, vacation, sick time, and personal leave accrued as of December 31, 2021, Fair Labor Standards Act classification and service credited for purposes of vesting and eligibility to participate under any Acquired Company Plan.
(b)No Acquired Company is a party to any collective bargaining agreement, and to the Knowledge of Seller, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any Acquired Company and there has been no such event since the Look-Back Date. No Acquired Company has experienced any strikes, collective labor grievances, slowdown, work stoppage or other similar labor activity or dispute since the Look-Back Date and, to the Knowledge of Seller, no such material strike, collective labor grievance, slowdown, work stoppage or other similar labor activity or dispute is currently threatened.
(c)The Acquired Companies are, and since the Look-Back Date, have been in compliance in all material respects with all applicable Legal Requirements relating to employment, employment discrimination and employment practices, including those concerning wages, hours, worker classification, safety and health, work authorization, fair employment practices, equal employment opportunity, immigration and the payment and withholding of income Taxes, unemployment compensation, worker’s compensation, whistleblower retaliation, termination of employment including laws regarding plant closing and mass layoff, discrimination and harassment in the workplace, collection and payment of Tax withholding.

(d)No employee of any Acquired Company is a party to a written employment Contract with any Acquired Company and each is employed “at-will” and each Acquired Company has timely paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and there are no severance payments which are or could become payable by any Acquired Company to any such employees under the terms of any agreement, law, policy or practice. All employees of the Acquired Companies that have been classified as exempt under the Fair Labor Standards Act and state and local wage and hour Legal Requirements, are and, since the Look-Back Date, have been properly classified. No Acquired Company is a joint employer or co-employer for any third party with which it has contracted for labor during the last three years.
(e)There are no pending or threatened in writing Proceedings against any Acquired Company with respect to employees of any Acquired Company by or with any Governmental Authority or any current or former employee in connection with the employment of any current or former employee of an Acquired Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under Legal Requirements.
(f)Section 3.18(f) of the Disclosure Schedule contains a list, as of the date hereof, of all independent contractors currently engaged by any Acquired Company that earned more than Twenty-Five Thousand Dollars ($25,000.00) in the year ended December 31, 2021, along with the position, date of retention and rate of remuneration. Each such independent contractor is terminable on not more than 60 days’ notice, without any obligation of such Acquired Company to pay severance or a termination fee. For the purposes of applicable Legal Requirements, including the Code, all independent contractors who are currently, or have been since the Look-Back Date, engaged by an Acquired Company are bona fide independent contractors and not employees of any Acquired Company.
(g)Since the Look-Back Date, to the Knowledge of Seller, no employee of any Acquired Company has been the subject of any harassment allegation.
(h)The employees of the Acquired Companies are, and immediately after the Closing will be, sufficient to operate the Business after the Closing consistent in all material respects with the pre-Closing operation of the Business. All employees of Seller and its Affiliates who provide services primarily to the Business are employed by the Acquired Companies.
Section 3.19.Employee Benefit Matters.
(a)Section 3.19(a) of the Disclosure Schedule lists, as of the date hereof, all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option or other equity or equity-based compensation, stock purchase, profit sharing, incentive, deferred compensation, retirement, employment, consulting, severance, retention, change-in-control or other material employee benefit plans, programs or agreements, in each case benefitting, or entered into with, current employees or former employees of the Acquired Companies (collectively, the “Benefit Plans”). Seller has made available to Buyer a copy or a written summary of each Benefit Plan.
(b)Section 3.19(b) of the Disclosure Schedule identifies any of the Benefit Plans that are sponsored, maintained, or entered into solely by one or more of the Acquired Companies (an “Acquired Company Plan”), and Seller has made available to Buyer correct and complete copies of any such Acquired Company Plan. Following the Closing, Buyer will not have any liability or obligation with respect to any Benefit Plan that is not an Acquired Company Plan.

(c)All contributions, premiums and other payments required to be made by the Acquired Companies with respect to any Benefit Plan that are due have been timely made or accrued in all material respects. Each Benefit Plan intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the Internal Revenue Service with respect to such qualification and, to the Knowledge of Seller, no circumstance exists or has occurred that is reasonably likely to materially and adversely affect such qualified status. Each Acquired Company Plan has been operated in all material respects in accordance with its terms and applicable Legal Requirements.
(d)There are no Proceedings that are pending or threatened in writing (other than routine claims for benefits) relating to any Acquired Company Plan.
(e)No Benefit Plan provides or is obligated to provide health or other welfare benefits to any employees of the Acquired Companies following termination of employment or upon retirement other than group health continuation coverage pursuant to Section 4980B of the Code (COBRA) or similar state law.
(f)The Acquired Companies do not sponsor, maintain or have any obligation to contribute to, or any liability with respect to, (i) a “defined benefit plan” as defined in Section 3(35) of ERISA that is subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, or (iii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. No Acquired Company has any liability under Section 302 or Title IV of ERISA or Section 412 of the Code on account of being considered a single employer with any other entity under Section 414(b), (c), (m) or (o) of the Code.
(g)Neither the execution of this Agreement nor the consummation of the Contemplated Transactions shall (whether alone or together with any other event) (i) entitle any employee or other service provider of an Acquired Company to any additional, or increase in, compensation or benefits, (ii) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded or (iii) result in any excess parachute payment (as defined in Section 280G of the Code).
Section 3.20.Insurance.
(a)No Acquired Company maintains its own insurance policies, and all insurance policies insuring an Acquired Company are maintained by Seller or an Affiliate of Seller (the “Insurance Policies”). Section 3.20 of the Disclosure Schedule sets forth, as of the date hereof, a list of the environmental claims history for the Acquired Companies since the Look-Back Date under the Insurance Policies.
(b)There are no claims related to the Acquired Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights (other than a customary reservation of rights notice).
Section 3.21.Transactions with Affiliates. There is no Contract, arrangement, relationship or transaction between any Acquired Company, on the one hand, and Seller or any Affiliate of Seller (other than another Acquired Company), on the other hand (each, an “Affiliate Contract”), and neither Seller nor any Affiliate of Seller (other than an Acquired Company) owns, directly or indirectly, or has any interest in any material property (real or personal) or right, tangible or intangible, which is used by an Acquired Company or pertains to the current business of the Acquired Companies.

Section 3.22.Certain Payments. Since January 1, 2017, the Acquired Companies have not and the Acquired Companies’ officers, executives, directors, representatives, agents and other employees, in their capacities as such, have not (a) violated any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended or any other anticorruption Legal Requirement applicable to the Acquired Companies; (b) been targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or any foreign sanction; (c) used and are not using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (d) used and are not using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity; (e) made, offered, authorized or promised any unlawful payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback or any other thing of value to any government official or employee, political party or official or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured; (f) established or maintained, or are not maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (e); (g) made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature; or (h) accepted or received any contributions, payments, gifts or expenditures that was unlawful. The Acquired Companies, and, to the Knowledge of Seller, all entities acting on behalf of the Acquired Companies, have developed and implemented an anti-corruption compliance program that includes internal controls, policies and procedures designed to promote ethical conduct and communicate the Acquired Companies’ commitment to compliance with any applicable national, regional or local anticorruption Legal Requirement. The books of account and other financial records of the Acquired Companies (i) are complete and correct in all material respects, (ii) represent actual, bona fide transactions and (iii) have been maintained in all material respects in accordance with sound business practices, including the maintenance of adequate internal accounting controls.
Section 3.23.Accounts Receivable and Payable.
(a)All accounts receivable of each Acquired Company reflected on the most recent Financial Statements or on the accounting records of the Acquired Companies on the Closing Date (the “Accounts Receivable”), represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as paid prior to the Closing Date, the Accounts Receivable are current and collectible net of the respective reserves shown on the most recent Financial Statements or on the accounting records of the Acquired Companies on the Closing Date. Subject to such reserves, each of the Accounts Receivable has been or is reasonably expected to be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off under any Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable. For the avoidance of doubt, in determining the Accounts Receivable balance to be included in the calculation of Working Capital, Accounts Receivable shall be “restated” to reflect all Accounts Receivable generated by the Acquired Companies that (x) have not been collected from the ultimate customer as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date and (y) are transferred back from Seller, Parent or its Affiliates (other than the Acquired Companies) to the Acquired Companies prior to the Closing such that the Acquired Companies hold any and all right, title and interest to such Accounts Receivable as of 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date, as provided in the Working Capital Target calculation set forth in Exhibit A attached hereto.
(b)All accounts payable and notes payable by the Acquired Companies to third parties have arisen in the ordinary course of business and no such account payable or note payable is delinquent more than 90 days in its payment.

Section 3.24.Customers and Suppliers.
(a)Section 3.24(a) of the Disclosure Schedule sets forth a correct and complete list of the 10 largest customers and the 10 largest suppliers of each Acquired Company, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2021, showing the approximate total value of sales by any Acquired Company to each such customer and the approximate total value of purchases by any Acquired Company from each such supplier during such period (each such customer a “Top Customer” and each such supplier a “Top Supplier”).
(b)During the 12 months prior to the date hereof, no Top Customer or Top Supplier has terminated its relationship with the Acquired Companies or reduced or changed, in any material respects, the pricing or other terms of its business with the Acquired Companies. During the 12 months prior to the date hereof, no Top Customer or Top Supplier has notified any Acquired Company in writing that it intends to terminate, not renew, or reduce or change, in any material respects, the pricing or other terms of its business with any Acquired Company. During the 12 months prior to the date hereof, no Acquired Company has received written notice that any Top Customer or Top Supplier is the subject of any voluntary or involuntary bankruptcy, insolvency or other similar proceedings.
(c)None of the Acquired Companies (i) has experienced any material disruption in its supply chain networks as a result of COVID-19 that remains ongoing or (ii) has made, or currently plans to make, any material changes to its supply chains or vendor services in response to COVID-19.
Section 3.25.Ground Stations. Section 3.25 of the Disclosure Schedule sets forth, as of the date hereof, all material transmitting and/or receiving radio frequency facilities consisting of land, buildings, fixtures, equipment, improvements (if any), service platforms and network operations centers that are owned, leased, or operated as of the date hereof by the Acquired Companies (the “Acquired Company Ground Stations”). No ground station or other facility provides telemetry, tracking or control for any satellite. The improvements to each Acquired Company Ground Station and all components used in connection therewith are (i) in good operating condition and repair (subject to normal wear and tear) in all material respects and (ii) supported by a back-up generator capable of generating power reasonably sufficient to meet the requirements of the operations currently conducted at the Acquired Company Ground Station, in each case, in all material respects. To the Knowledge of Seller, no other radio communications facility is currently causing ongoing or chronic harmful interference to the transmissions from or the receipt of signals by any Acquired Company Ground Station or other facility, thereby impairing the ability of the Acquired Companies to provide service in the ordinary course. To the Knowledge of Seller, none of the Acquired Company Ground Stations or other facilities are currently causing chronic harmful interference to the transmissions from or the receipt of signals by any other radio communications facility.
Section 3.26.Encryption and Other Restricted Technology. The Business of the Acquired Companies as currently conducted does not involve the use or development of, or engagement in, or export or re-export of regulated encryption technology, which would involve the requirement of a valid encryption license or other technology whose development, commercialization, export or re-export is restricted under the Legal Requirements of the United States or any other applicable jurisdiction. No Acquired Company is under an obligation to obtain approvals from the U.S. Bureau of Industry and Security, the Directorate of Defense Trade Controls or any authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 5734-974, as amended, or other Legal Requirements of any country regulating the development, commercialization or export of technology.

Section 3.27.Brokers. No broker, finder or investment bank is entitled to any brokerage, finder’s or other fee or commission payable or reimbursable by the Acquired Companies in connection with the Contemplated Transactions. The Acquired Companies do not have, and, following the Closing, will not have, any liability or obligation to, Morgan Stanley & Co. LLC or any other broker, finder or investment bank with respect to the Contemplated Transactions. All of the fees and expenses of Morgan Stanley & Co. LLC in connection with the Contemplated Transactions will be paid by Seller and its Affiliates (other than the Acquired Companies).
Section 3.28.Government Contracts.
(a)Section 3.28(a) of the Disclosure Schedule is a correct and complete list, as of the date hereof, of each active Government Contract for which the period of performance has not expired or terminated or final payment has not been received, in each case having an award value in excess of $1,000,000.00 (each, an “Active Government Contract”), and Government Contract Bids for awards of new Government Contracts made by the Acquired Companies and that remain active as of the date hereof (each, an “Active Government Contract Bid”). All Active Government Contracts were legally awarded and are binding on the parties thereto. Seller has made available to Buyer correct and complete copies of the Active Government Contracts.
(b)The Acquired Companies are in compliance in all material respects with all material terms and conditions of each Active Government Contract and Active Government Contract Bid, including any applicable regulations incorporated therein.
(c)Since January 1, 2017, (i) no Governmental Authority or any prime contractor or higher-tier subcontractor under any Government Contract has notified Seller or the Acquired Companies in writing of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation or contract term that could be reasonably expected to adversely and materially affect the collectability of any receivable or the award of Government Contracts in the future; (ii) the Acquired Companies have not received a written cure notice, show cause notice, stop work order or deficiency notice relating to the Active Government Contracts; (iii) no Government Contract of the Acquired Companies has been terminated for default or cause and the Acquired Companies have not been threatened in writing with termination for default or cause that remains unresolved with respect to any Active Government Contract; (iv) there has not been any material withholding or setoff under any Active Government Contract; and (v) the execution, delivery or performance of this Agreement shall not result in a material violation, breach or default under any Active Government Contract.
(d)Seller or the Acquired Companies are not a party to any material outstanding claims or contract disputes relating to the Active Government Contracts or Active Government Contract Bids under the Contract Disputes Act or any other Legal Requirement; no Governmental Authority has asserted, and to the Knowledge of Seller, no Governmental Authority has threatened in writing to assert, a written claim against any Seller or the Acquired Companies for breach of contract or violation of any Legal Requirement.
(e)To the Knowledge of Seller, since January 1, 2017, the Acquired Companies or their Principals (as defined in Federal Acquisition Regulation (“FAR”) 2.101 and 52.209-5), have not been debarred, suspended, or proposed for suspension or debarment or otherwise excluded from participation in the award of any Government Contract. To the Knowledge of Seller, no circumstances exist that would reasonably warrant the institution of suspension or debarment proceedings against Company or its Principals in connection with the performance of the duties for or on behalf of Seller or any Acquired Company.

(f)Since January 1, 2017, neither Seller nor any Acquired Company has received any written notice of any pending or threatened investigation, prosecution or administrative proceeding related to any Government Contract or Government Contract Bid of the Acquired Companies.
(g)Since January 1, 2017, neither Seller nor the Acquired Companies have made any disclosure in writing to any Governmental Authority or other customer or prime contractor or higher-tier subcontractor related to any suspected or alleged violation of a Legal Requirement or a contract requirement by such Seller or the Acquired Companies or any of their respective Principals relating to any Active Government Contract or Active Government Contract Bid; nor, to the Knowledge of Seller, is Seller or any Acquired Company required to make any such disclosure to a Governmental Authority.
(h)Section 3.28(h) of the Disclosure Schedule sets forth, as of the date hereof, all facility security clearances held by the Acquired Companies. To the Knowledge of Seller, Seller and the Acquired Companies are in compliance in all material respects with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual (32 CFR Part 117) (“NISPOM”) and all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information. Since January 1, 2017, the Acquired Companies have not received a rating less than “Satisfactory” from any Cognizant Security Agency inspection or audit, and to the Knowledge of Seller, there has been no unauthorized disclosure of classified information by employees of the Acquired Companies.
(i)Since January 1, 2017, none of the Intellectual Property owned, or purported to be owned, by the Acquired Companies was with respect to “technical data” and “computer software,” as those terms are defined by FAR Parts 27 and 52, or Defense FAR Supplement (“DFARS”) Parts 227 and 252, funded partially or exclusively at the expense of a Governmental Authority, and the United States Government has only “Limited” and “Restricted” rights in such “technical data” and “computer software,” respectively. Seller and the Acquired Companies have complied in all material respects with all data rights marking requirements under FAR Parts 27 and 52 and/or DFARS Parts 227 and 252.
(j)To the Knowledge of Seller, since January 1, 2017, (i) the Acquired Companies have complied with and are in compliance in all material respects with all applicable information system security requirements regarding the safeguarding of information related to Government Contracts, including FAR clause 52.204-21, DFARS clause 252.204-7008 and DFARS clause 252.204-7012; and (ii) the Acquired Companies have not experienced any cyber incident that would require reporting to the U.S. Department of Defense under DFARS clause 252.204-7012.
(k)Since January 1, 2017, (i) the Acquired Companies have complied in all material respects with all applicable Cost Accounting Standards and Cost Principles; (ii) the cost accounting systems and business systems (as defined in DFARS 242.7001 & 252.242-7005) used by the Acquired Companies and the associated entries reflected in the financial and business records of the Acquired Companies with respect to Government Contracts and Government Bids are (and have been) in compliance in all material respects with applicable Legal Requirement; (iii) the business systems of the Acquired Companies have been approved, where applicable, by the Defense Contract Management Agency as adequate for accumulating and billing costs under and otherwise for complying with Government Contracts, to the extent evaluated; and (iv) to the Knowledge of Seller, such cost accounting systems are adequate to meet the standards promulgated by the Cost Accounting Standards Board required for complying with the applicable terms and conditions of the Government Contracts and applicable Law.

(l)To the Knowledge of Seller, since January 1, 2017, (i) the Acquired Companies have complied in all material respects with all material requirements of any Federal Supply Schedule (“FSS”) contract, including any requirements pertaining to commercial sales practices or pricing disclosures, the price reductions clause, and the Trade Agreements Act; (ii) the Acquired Companies have not sold a product or service to any basis of award customer or any other triggering customer at a price that would reasonably be expected to result in a material violation of the price reductions clause of any FSS contract, except as in accordance with the terms of such Government Contract; and (iii) the Acquired Companies have in all material respects accurately reported sales and paid all industrial funding fee payments required under any FSS contract.
Section 3.29.Compliance with Trade Control Laws. Since January 1, 2017, each Acquired Company (i) has been in compliance with Trade Control Laws; (ii) has obtained from any relevant Governmental Authority, including the U.S. Department of Commerce, the U.S. Department of the Treasury, and the U.S. Department of State, all required authorizations and registrations pursuant to the Trade Control Laws; (iii) has not been subject to any written investigations, actions, or penalties by any Governmental Authority with respect to any potential violation of any Acquired Company arising under or relating to any Trade Control Laws; (iv) has maintained a registration with the Directorate of Defense Trade Controls (“DDTC”) under the ITAR and no such registrations have lapsed; (v) has not engaged in any transactions, or otherwise dealt directly or indirectly, with any Person with whom persons are prohibited from dealing under the Trade Control Laws including, for example, sanctioned countries or territories such as Crimea, Cuba, Iran, North Korea, Sudan, or Syria, any Person designated on a restricted party list maintained by any Governmental Authority under which the Acquired Company is subject to jurisdiction (e.g., List of Specially Designated Nationals and Blocked Persons) (“Restricted Party”) or any Person owned or controlled by, or acting on behalf of, a Restricted Party; and (vi) has not been a Restricted Party and has not been owned or controlled by, or acted on behalf of, a Restricted Party. Seller has made available to Buyer a correct and complete list of all authorizations issued by any Governmental Authority to the Acquired Companies pursuant to Trade Control Laws.
Section 3.30.Acquired Company Proxy Agreement. Each Acquired Company, as applicable, is subject to, and is managed through, a Proxy Agreement (the “Acquired Company Proxy Agreement”) entered into with DCSA. The Acquired Company Proxy Agreement is in full force and effect and is a legal, valid and binding obligation of such Acquired Company, enforceable against such Acquired Company in accordance with its terms. Each Acquired Company, as applicable, has performed all obligations in all material respects required to be performed by it under the Acquired Company Proxy Agreement and is not in material default (with or without notice or lapse of time or both), violation or breach in any material respect of, or in receipt of any written claim of such a default (with or without notice or lapse of time or both), violation or breach under, the Acquired Company Proxy Agreement. No party to the Acquired Company Proxy Agreement, or any other Governmental Authority, has exercised any termination rights (or provided written notice of its intent to exercise its termination rights) with respect thereto. No party, or any other Governmental Authority, has given written notice of any significant dispute which remains outstanding with respect to the Acquired Company Proxy Agreement.
Section 3.31.No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 and Article 4 (in each case, including the related portions of the Disclosure Schedule) and the other Subject Agreements, neither Seller, nor any Acquired Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Acquired Companies or the Business or the Contemplated Transactions. Except for the representations and warranties contained in this Article 3 and Article 4 (in each case, including the related portions of the

Disclosure Schedule) and the other Subject Agreements, the Company and Seller hereby disclaims all liability, indemnification obligation or responsibility for any representation, warranty, projection, forecast, statement, or other information or materials made, communicated or furnished (orally or in writing) to Buyer, its Affiliates and representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller or any of its Affiliates) in the Data Room, confidential information presentation (including the Confidential Information Presentation prepared by Morgan Stanley & Co., LLC dated December, 2021) or management presentation, regardless of the legal theory under which such liability may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.
Article 4.

REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND PARENT
Except as set forth on, and in all cases subject to, the Disclosure Schedule (each Section of which shall reference for convenience purposes only the appropriate Section and, if applicable, subsection of this Article 4 to which the information disclosed in such Section relates, and each such Section of which shall be deemed to be incorporated by reference into the applicable representations and warranties made in this Article 4; provided, however, that any information disclosed under any Section of the Disclosure Schedule shall be deemed disclosed and incorporated into each other Section, subsection, paragraph and clause in this Article 4 to the extent that the relevance of such disclosure to such other Section, subsection, paragraph or clause in this Article 4 is reasonably apparent on the face of such disclosure), Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date as follows:
Section 1.1.Organization. Each of Seller and Parent is duly organized, validly existing, and in good standing under the Legal Requirements of the State of Delaware, and is duly authorized to carry on the business presently conducted by it and has the requisite power and authority to conduct its business and to own or lease and to operate its assets as and in the places where such business is conducted and where such assets are owned, leased or operated, except where the failure to be so organized, existing or in good standing or to have such power and authority would not be reasonably expected to result in a Seller Material Adverse Effect.
Section 4.2.Authority and Enforceability. Each of Seller and Parent has all necessary corporate power and authority to execute and deliver this Agreement and any other Subject Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and any other Subject Agreement by Seller or Parent to which Seller or Parent is or will be a party, the performance of its obligations hereunder and thereunder, and the consummation by Seller and Parent of the Contemplated Transactions have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and Parent, and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of Seller and Parent, enforceable against Seller and Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Legal Requirements relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. Upon the execution and delivery by Seller or Parent, as applicable, of the Subject Agreements to which Seller or Parent is or will be a party, and assuming due execution and delivery by the other parties thereto, each such Subject Agreement will constitute the legal, valid, and binding obligation of Seller or Parent, as applicable, enforceable against Seller or Parent, as applicable, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Legal Requirements relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. Each of Seller and Parent has the necessary power, authority, and capacity to execute and deliver, and to perform its obligations under, this Agreement and each Subject Agreement to which it is or will be a party.
Section 4.3.No Conflict. The execution, delivery and performance by Seller and Parent of this Agreement and the Subject Agreements to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not (i) conflict with or violate any provisions of Seller’s or Parent’s Organizational Documents, (ii) conflict with, require any Consent under or constitute a default (or an event which with notice or lapse of time or both would become a violation, breach or default) under, or give to any other Person any rights of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Acquired Companies under, (iii) conflict with or violate any Legal Requirement or Order or other restriction of any Governmental Authority to which Seller or Parent is subject (including securities Legal Requirements), or by which any asset or property of Seller or Parent is bound or affected or (iv) result in the imposition or creation of any Lien (other than a Permitted Lien) upon, or with respect to, any assets owned or used by Seller or Parent, except in the case of each of clauses (ii) and (iv), such conflicts, failures to obtain such Consents, defaults, terminations, amendments, modifications, accelerations, cancellations, impositions of fees or penalties, increased, guaranteed, accelerated or additional rights or entitlements, adverse effects on any rights, payments, redemptions, or imposition or creation of any Lien (other than a Permitted Lien) as would not reasonably be expected to have a Company Material Adverse Effect or a Seller Material Adverse Effect.
Section 4.4.Governmental Consents and Approvals. No Consent or Governmental Authorization of, or filing or notice with, any Governmental Authority is required by or with respect to Seller or Parent in connection with the execution, delivery and performance by Seller and Parent of this Agreement or any other Subject Agreement to which Seller or Parent is or will be a party or the consummation by Seller and Parent of the Contemplated Transactions, except for (i) any Consent, Governmental Authorization, filing or notice required under any applicable Antitrust Law (including the HSR Act) or otherwise required pursuant to Article 8 hereof, (ii) CFIUS Approval and the 60-Day Notice referenced in Section 7.6(f), (iii) the Consent of the FCC or (iv) such Consents, Governmental Authorizations, filings or notices which, if not obtained or made, would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect or a Seller Material Adverse Effect.
Section 4.5.Title to Company Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Company Shares, free and clear of all Liens (except for restrictions imposed on transfer under applicable securities Legal Requirements or regulations and Liens created by Buyer). Seller is not a party to any option, warrant, purchase right or other Contract that could require Seller to sell, transfer, or otherwise dispose of any Company Shares (other than this Agreement). Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any Company Shares. Upon delivery to Buyer of certificates for the Company Shares at the Closing and Buyer’s payment of the Purchase Price, Buyer shall acquire good, valid and marketable title to the Company Shares, free and clear of any Liens (except for restrictions imposed on transfer under applicable securities Legal Requirements or regulations and Liens created by Buyer).
Section 4.6.Litigation. There is no Proceeding pending or threatened in writing against Seller, any of its officers in regards to their actions as such (including with respect to any matter arising from or related to COVID-19 or COVID-19 Measures whether regarding contractual, labor, employment, benefits or other matters), against any of its assets before or by any Governmental Authority, in each case, that (i) relates to or challenges the legality, validity or enforceability of this Agreement or any other Subject Agreement, (ii) relates to the ownership of the Company Shares or (iii) would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Company Material Adverse Effect, including but not limited to ongoing regulatory obligations (e.g., FCC Universal Service Fund (USF) contribution obligations and compliance). There is no outstanding Order or investigation by any Governmental Authority against or affecting Seller or any of its properties or assets, any of its respective officers or directors in their capacities as such that would be reasonably expected to result in a Company Material Adverse Effect or a Seller Material Adverse Effect.
Section 4.7.Brokers. Except for Morgan Stanley & Co. LLC, no broker, finder or investment bank is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller. All of the fees and expenses of Morgan Stanley & Co. LLC in connection with the Contemplated Transactions will be paid by Seller and its Affiliates (other than the Acquired Companies).
Section 4.8.No Other Representations and Warranties.  Except for the representations and warranties contained in Article 3 and this Article 4 (in each case, including the related portions of the Disclosure Schedule) and the other Subject Agreements, neither Seller, nor any Acquired Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller. Except for the representations and warranties contained in Article 3 and this Article 4 (in each case, including the related portions of the Disclosure Schedule) and the other Subject Agreements, Seller hereby disclaims all liability, indemnification obligation or responsibility for any representation, warranty, projection, forecast, statement, or other information or materials made, communicated, or furnished (orally or in writing) to Buyer, its Affiliates and representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller or any of its Affiliates) in the Data Room, confidential information presentation (including the Confidential Information Presentation prepared by Morgan Stanley & Co., LLC dated December, 2021) or management presentation, regardless of the legal theory under which such liability may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.
Article 5.

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER GUARANTOR
Buyer represents and warrants to Seller as follows:
Section 5.1.Organization. Each of Buyer and Buyer Guarantor is a company duly organized, validly existing, and in good standing under the Legal Requirements of its jurisdiction of incorporation or formation, and is duly authorized to carry on the business presently conducted by it and has the requisite power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and where such properties are owned, leased or operated, except for any failure to be in good standing or to have such power and authority as would not reasonably be expected to be material to Buyer.
Section 5.2.Authority and Enforceability. Each of Buyer and Buyer Guarantor has all necessary power and authority to execute and deliver this Agreement and any other Subject Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this

Agreement and any other Subject Agreement to which Buyer or Buyer Guarantor is or will be a party, the performance of its obligations hereunder and the consummation by Buyer and Buyer Guarantor of the Contemplated Transactions have been duly authorized by all necessary action on the part of Buyer and Buyer Guarantor. This Agreement has been duly executed and delivered by Buyer and Buyer Guarantor (assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of Buyer and Buyer Guarantor, enforceable against Buyer and Buyer Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Legal Requirements relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. Upon the execution and delivery by Buyer or Buyer Guarantor, as applicable, of the Subject Agreements to which Buyer or Buyer Guarantor is or will be a party, and assuming due execution and delivery by the other parties thereto, each such Subject Agreement will constitute the legal, valid and binding obligation of Buyer or Buyer Guarantor, as applicable, enforceable against Buyer or Buyer Guarantor, as applicable, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Legal Requirements relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.
Section 5.3.No Conflict. The execution, delivery and performance by Buyer and Buyer Guarantor of this Agreement and the Subject Agreements to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not (i) conflict with or violate any provisions of Buyer’s or Buyer Guarantor’s Organizational Documents, (ii) conflict with, require any Consent under, or constitute a default (or an event which with notice or lapse of time or both would become a violation, breach or default) under, or give to any other Person any rights of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Acquired Companies under, (iii) conflict with or violate any Legal Requirement or Order or other restriction of any Governmental Authority to which Buyer or Buyer Guarantor is subject (including securities Legal Requirements), or by which any property or asset of Buyer or Buyer Guarantor is bound or affected or (iv) result in the imposition or creation of any Lien (other than a Permitted Lien) upon, or with respect to, any assets owned or used by Buyer or Buyer Guarantor, except in the case of each of clauses (ii) and (iv), such conflicts, defaults, terminations, amendments, modifications, accelerations, cancellations, impositions of fees or penalties, increased, guaranteed, accelerated or additional rights or entitlements, adverse effect on any rights, payments, redemptions, or imposition or creation of any Lien (other than a Permitted Lien) as would not reasonably be expected to have a Buyer Material Adverse Effect.
Section 5.4.Governmental Consents and Approvals. No Consent or Governmental Authorization of, or filing or notice with, any Governmental Authority is required by or with respect to Buyer or Buyer Guarantor in connection with the execution, delivery and performance by Buyer and Buyer Guarantor of this Agreement or any other Subject Agreement to which Buyer or Buyer Guarantor is or will be a party or the consummation by Buyer and Buyer Guarantor of the Contemplated Transactions, except for (i) any Consent, Governmental Authorization, filing or notice required under any applicable Antitrust Law (including the HSR Act) or otherwise required pursuant to Article 8 hereof, (ii) CFIUS Approval and the 60-Day Notice referenced in Section 7.6(f), (iii) the Consent of the FCC or (iv) such Consents, Governmental Authorizations, filings or notices which, if not obtained or made, would not reasonably be expected to have, in the aggregate, a Buyer Material Adverse Effect.

Section 5.5.Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.
Section 5.6.Solvency. Each of Buyer and Buyer Guarantor is and, immediately after giving effect to the Contemplated Transactions, shall be solvent and: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. In connection with the Contemplated Transactions, neither Buyer nor Buyer Guarantor has incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred, in each case, by Buyer or Buyer Guarantor, in connection with Contemplated Transactions with actual intent to hinder, delay or defraud either present or future creditors of Buyer or Buyer Guarantor.
Section 5.7.Litigation. There is no Proceeding pending or threatened in writing against Buyer or any of its assets before or by any Governmental Authority that (i) relates to or challenges the legality, validity or enforceability of this Agreement or any other Subject Agreement or (ii) would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. As of the date hereof, there is no outstanding Order against or affecting Buyer or any of its properties or assets that would be reasonably expected to result in a Buyer Material Adverse Effect.
Section 5.8.Investment Intent. Buyer is acquiring the Company Shares solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Company Shares or dividing its participation herein with others. Buyer understands and acknowledges that (a) the purchase and sale of the Company Shares has not been registered or qualified under the Securities Act, or under any securities Legal Requirements of any state of the United States or other jurisdiction, and the Company Shares may not be transferred or sold except in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Company Shares constitute “restricted securities” as defined in Rule 144 under the Securities Act; (c) none of the Company Shares are traded or tradable on any securities exchange or over-the-counter; and (d) none of the Company Shares may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Company Shares and qualification in accordance with any applicable state securities Legal Requirements becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Buyer is an “accredited investor” as defined in Rule 501(a) of the Securities Act.
Section 5.9.Sufficiency of Funds. Buyer has sufficient unrestricted cash on hand or other sources of immediately available funds to pay the Purchase Price, and all costs and expenses incurred or otherwise payable by Buyer in connection with the Contemplated Transaction, and has the resources and capability (financial and otherwise) to perform its obligations under this Agreement and the other Subject Agreements to which it is or will be a party.
Section 5.10.Independent Investigation. Buyer acknowledges that:
(a)(i) Buyer has experience in business, financial and investment matters to be able to evaluate the merits and risks of acquiring the Company Shares, (ii) Buyer and its directors, officers, attorneys, accountants and advisors have been given reasonable opportunity to examine books, records and other information with respect to each Acquired Company, (iii) Buyer has not relied on Seller or the Acquired Companies with respect to any matter in connection with Buyer’s evaluation of Seller and the Acquired Companies other than the representations and warranties contained in Article 3 and Article 4 (in each case, including the related portions of the Disclosure Schedule) and the other Subject Agreements, and, except for the representations and warranties contained in Article 3 and Article 4 (in each case, including the related portions of the Disclosure Schedule) and the other Subject Agreements, Buyer acknowledges that neither Seller nor any Acquired Company makes any other express or implied representation or warranty with respect to any Seller or such Acquired Company or the Contemplated Transaction, including any representation or warranty with respect to any projection, forecast, statement, or other information or materials made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of any Acquired Company, Seller or any of their respective Affiliates) in the Data Room, confidential information presentation (including the Confidential Information Presentation prepared by Morgan Stanley & Co., LLC dated December, 2021), management presentation, and (iv) neither the Acquired Companies nor Seller are making any representations or warranties, express or implied, of any nature whatsoever other than the representations and warranties contained in Article 3 and Article 4 (in each case, including the related portions of the Disclosure Schedule) and the other Subject Agreements.
(b)Except for the representations and warranties contained in Article 3 and Article 4 (in each case, including the related portions of the Disclosure Schedule) and the other Subject Agreements, (i) Buyer takes full responsibility for evaluating the adequacy, completeness and accuracy of various forecasts, projections, opinions and similar material heretofore furnished to Buyer by Seller, the Acquired Companies and their respective Affiliates and representatives in connection with Buyer’s investigations of each Acquired Company and their respective businesses, (ii) Buyer acknowledges that there are uncertainties inherent in attempting to make projections and forecasts and render opinions, (iii) Buyer is familiar with such uncertainties, and (iv) Buyer is not relying on any projections, forecasts or opinions furnished to it by Seller.
Section 5.11.Buyer Proxy Agreement. Buyer is subject to, and is managed through, a Proxy Agreement (the “Buyer Proxy Agreement”) entered into with DCSA. The Buyer Proxy Agreement is in full force and effect and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has performed all obligations in all material respects required to be performed by it under the Buyer Proxy Agreement and is not in material default (with or without notice or lapse of time or both), violation or breach in any material respect of, or in receipt of any written claim of such a default (with or without notice or lapse of time or both), violation or breach under, the Buyer Proxy Agreement. No party to the Buyer Proxy Agreement, or any other Governmental Authority, has exercised any termination rights (or provided written notice of its intent to exercise its termination rights) with respect thereto. No party, or any other Governmental Authority, has given written notice of any significant dispute which remains outstanding with respect to the Buyer Proxy Agreement.
Section 5.12.No Other Representations and Warranties.  Except for the representations and warranties contained in this Article 5, neither Buyer nor or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, or any representation or warranty arising from statute or otherwise in Legal Requirements.
Article 6.

RESTRICTIVE COVENANTS
Section 6.1.Non-Competition. From the date hereof until the earlier of (1) the termination of this Agreement pursuant to Article 11 hereof and (2) the date that is five years following the date hereof (the “Restricted Period”), Seller and Parent each shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) engage for its own benefit, or on behalf of any Person, or otherwise own, manage, operate, control, acquire, hold any interest in, or participate in the ownership, management, operation or control of, or (ii) provide, gift, loan or otherwise make available any funds, guarantees, credit advancements or other capital to any Person which will be used to own, manage, operate, control, acquire, hold any interest in, or participate in the ownership, management, operation or control of (collectively, the “Restricted Activities”), any Person operating or conducting operations within the United States of America or any other country in which an Acquired Company operates, or plans to operate, as of the Closing Date that is, or has plans to be, engaged in the Business; provided, however, that this Section 6.1 shall not prevent Parent or any of its Subsidiaries from (w) engaging in any transaction, including any acquisition, and, pursuant to such acquisition, holding or owning any business or Person engaged in any Restricted Activity if such Restricted Activity accounts for less than 10% of the consolidated annual revenues of the acquired business or acquired Person(s), taken as a whole, globally in the year prior to such transaction; (x) engaging in any transaction, including any acquisition, and, pursuant to such acquisition, holding or owning any business or Person engaged in any Restricted Activity if such Restricted Activity accounts for greater than 10%, but less than 35%, of the consolidated annual revenues of the acquired business or acquired Person(s), taken as a whole, globally in the year prior to such transaction, if, within six months after the consummation of such acquisition, Parent or any of its Subsidiaries, as applicable, divests the portion of such business or Person engaged in such Restricted Activity such that the Restricted Activity accounts for less than 10% of the consolidated annual revenues of the acquired business or acquired Person(s), taken as a whole, globally on an annualized basis following such divestiture, so long as Buyer is included as a potential purchaser in such divestiture process; (y) providing services to customers where (i) the Restricted Activities are provided as an ancillary service to a bundled set of services, (ii) such portion of the Restricted Activities accounts for less than or equal to 10% of such bundled service (on both a value and cost basis) and (iii) the provision of such services is not designed or intended to circumvent the restrictions contained in this Section 6.1; or (z) purchasing or owning up to 5% of the stock of a Person listed on any recognized stock exchange which is or has plans to be engaged directly or indirectly in the Business.
Section 6.2.Non-Solicitation. During the Restricted Period, Seller and Parent shall not, and shall cause their respective Affiliates not to, directly or indirectly through any Person or contractual arrangement, solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Company Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit or restrict (i) a general solicitation to the public of general advertising, internet job postings or similar methods of solicitation by search firms not specifically directed at Company Group Employees or (ii) the solicitation, recruitment or hiring of any Company Group Employee who has ceased to be an employee of an Acquired Company for a period of at least twelve (12) months from and after the Closing prior to such solicitation, recruitment and hiring. For purposes of this Section 6.2, “Company Group Employees” means, collectively, officers, directors and employees of the Acquired Companies. Seller and Parent acknowledge that the covenants of Seller and Parent set forth in this Article 6 are an essential element of this Agreement and that any breach by Seller and Parent of any provision of this Article 6 could result in irreparable injury to Buyer. Seller and Parent acknowledge that in the event of such a breach, in addition to all other remedies that may be available at law, Buyer shall be entitled to seek equitable relief, including injunctive relief. Seller and Parent have independently consulted with their counsel and after such consultation each agrees that the covenants set forth in this Article 6 are reasonable and proper to protect the legitimate interest of Buyer. If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Article 6 are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Seller and Parent that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Article 6 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
Article 7.

CERTAIN COVENANTS AND AGREEMENTS
Section 7.1.Certain Pre-Closing Restrictions. Except as set forth in Schedule 7.1, as expressly contemplated hereby, or as consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, during the period commencing on the date hereof and ending on the earlier to occur of the (i) Closing Date and (ii) termination of this Agreement pursuant to Article 11 hereof (the “Pre-Closing Period”), Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to carry on the Business in the ordinary course of business consistent with past practice and shall use commercially reasonable efforts to cause the Acquired Companies to, in all material respects, (a) preserve substantially intact their business organization and assets; (b) keep available the services of the current officers, employees and consultants of the Acquired Companies; (c) preserve the current relationships of the Acquired Companies with customers, suppliers and other persons with which the Acquired Companies have significant business relations; and (d) keep and maintain their assets and properties in good repair and normal operating condition consistent with past practice, wear and tear excepted. Prior to the Closing Date, Seller shall use reasonable best efforts to cause all Cash of the Acquired Companies to be dividended to Seller; provided, however, that Seller shall not be required to dividend (i) any Cash that is required to be held by the Acquired Companies pursuant to Legal Requirement, (ii) any Cash where the dividend or other transfer or repatriation of such Cash would result in the payment of any Taxes (withholding or otherwise) or penalties, and (iii) any Cash that is required for the operations of the Acquired Companies. Following 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date, Seller shall cause the Acquired Companies not to use any Cash outside the ordinary course of business consistent with past practice. Without limiting the generality of the first sentence of this Section 7.1, except as expressly contemplated hereby, or as consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, during the Pre-Closing Period, Seller shall not, and shall cause the Acquired Companies not to, take any of the following actions:
(a) any issuance, sale, grant, disposition or pledge of any shares in the capital stock of any Acquired Company (or any other equity or ownership interest in the Acquired Companies) or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares (other than issuances, sales, grants or pledges to Seller or any Acquired Company);
(b)any sale, pledge, transfer, disposition or similar transaction of the properties or assets of the Acquired Companies, other than sales or transfers of inventory in the ordinary course of business;
(c)any acquisition, repurchase, redemption or similar action regarding any share capital or equity securities (including any options, restricted stock units, restricted shares or otherwise) of the Acquired Companies;
(d)(i) any split, combination, subdivision or reclassification of any Acquired Company’s capital stock or other equity or ownership interest, or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock (or any other change with respect to its capital structure), or (ii) any declaration or payment of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any of its capital stock, or any other actual, constructive or deemed distribution in respect of the capital stock, other than distributions solely in cash in the ordinary course of business prior to 11:59 p.m. on the day immediately prior to the Closing Date or as required pursuant to this Section 7.1;
(e)any change in any material respect by any Acquired Company in its accounting methods, principles or practices, except as required by GAAP or Legal Requirements (or the applicability thereof) or as disclosed in the notes to the Financial Statements;
(f)any amendment to the Organizational Documents of any Acquired Company;
(g)any acquisition (or agreement thereof) of any Person, business or division thereof (whether by merger, acquisition of stock, acquisition of assets or otherwise) by any Acquired Company, or entrance into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract;
(h)any adoption of any plan of merger, consolidation, reorganization, complete or partial liquidation or dissolution, restructuring, recapitalization (or otherwise altering of the corporate structure) or filing of a petition in bankruptcy under any Legal Requirement by any Acquired Company or consent by any Acquired Company to the filing of any bankruptcy petition against it, except for the Contemplated Transactions;
(i)(i) any material incurrence of any Financial Indebtedness or guarantee or assumption of any Financial Indebtedness of another Person, (ii) the making of any loans, advances or capital contributions to, or guarantees for the benefit of, or investments in, any other Person or (iii) any cancelation, release or forgiveness of any Financial Indebtedness owed to or right or claims held by it, in each case, outside of the ordinary course of business;
(j)any payment, discharge or satisfaction of any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction, in the ordinary course of business consistent with past practice;
(k)any entrance into of any Contract that would be a Material Contract if entered into prior to the date hereof or any Government Contract or any amendment, waiver, modification or consent to the termination of any Material Contract or Government Contract, or any amendment, waiver, modification or consent to the termination of any of the Acquired Companies’ material rights thereunder, in each case, outside of the ordinary course of business;
(l)any termination of (other than an expiration in accordance with a Material Contract’s terms), waiver of any material right under, or amendment in any material respect of, any Material Contract, in each case, outside of the ordinary course of business;
(m)any increase or decrease in the compensation payable or to become payable or the benefits provided to its directors, managers, officers, employees, consultants or advisors, except (i) for merit and cost-of-living increases in the ordinary course of business and with respect to any individual employee not in excess of 7% of such employee’s base salary or (ii) any other increase as provided in any Contract with an Acquired Company existing as of the date hereof; or any grant of any severance or termination payment to, or any payment, loan or advance to, any director, manager, officer, employee, consultant or advisor of any Acquired Company; or any establishment, adoption, entrance into or material amendment of any Acquired Company Plan, except, in each case, in the ordinary course of business;
(n)any material delay of collection or payment, as applicable, of receivables or other management of payables, receivables, current assets, current liabilities or working capital in any manner, with respect to each such delay or such management, other than in the ordinary course of business consistent with past practice;
(o)any material Lien, other than a Permitted Lien, created on or the license or disposition of any Acquired Company’s assets;
(p)any authorization, or commitment with respect to, any single capital expenditure that is in excess of $500,000 for any Acquired Company, with payments required to be made after the Closing, except, in connection with the entrance into, and in reasonable support of, a Contract existing as of the date of such capital expenditure;
(q)any entrance into any lease of personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $200,000 per year in any single case;
(r)any entrance into any Contract with any Affiliate of Seller or Parent;
(s)any commencement or settlement of any Proceeding, other than a settlement of Proceedings for monetary obligations that will be paid in full prior to the Closing;
(t)any liquidation, winding up, plan of reorganization, insolvency proceedings or similar transaction or arrangement with creditors, whether voluntary or involuntary;
(u)(i) any made, changed or revoked material Tax election, (ii) any filed or amended material Tax Return (except as provided in this Agreement), (iii) any closing agreement entered into with any taxing Governmental Authority, (iv) any settled or compromised material Tax liability or Tax claim, audit, investigation or other proceeding with respect to a material amount of Taxes, (v) any consent to extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Acquired Companies or (vi) any changed Tax accounting period or any material method of Tax accounting; or
(v)any agreement or understanding whether in writing or otherwise, by any Acquired Company to take any of the actions specified in subparagraphs (a) through (u) above.
Section 7.2.Access to Information.
(a)During the Pre-Closing Period, upon reasonable advance notice, Seller shall, and shall cause the Acquired Companies to, afford Buyer and its authorized representatives (including legal counsel and independent accountants) reasonable access during normal business hours (except to the extent such access is restricted under the National Industrial Security Program or other similar legal or regulatory restrictions) to: (a) all of the real property, properties, assets, premises, books and records, Contracts and other documents and data related to the Acquired Companies; and (b) such financial, operating and other data and information related to the Acquired Companies as Buyer or any of its authorized representatives may reasonably request; provided, however, that any such investigation shall be conducted upon reasonable advance notice to Seller under the supervision of Seller’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Acquired Companies. All requests by Buyer for access pursuant to this Section 7.2 shall be submitted or directed exclusively to such individuals as Seller shall designate in writing from time to time. All representatives of Buyer and anyone acting on its behalf shall comply with all of Seller’s and the

Acquired Companies’ security and other policies, procedures and regulations applicable to access to their respective premises, facilities, equipment, contractors, data and other materials, information and personnel. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any Acquired Company shall be required to disclose any information to Buyer if such disclosure would: (x) jeopardize any attorney-client privilege; or (y) contravene any Legal Requirement (provided, however, that, in each case, Seller shall use commercially reasonable efforts to communicate the applicable information to Buyer in a way that would not violate the applicable Legal Requirements or jeopardize any attorney-client or other privilege). Prior to the Closing, without the prior written consent of Seller, which shall not be unreasonably withheld but such consent shall be subject to the mutual agreement of Seller and Buyer with respect to the timing of any such contact, Buyer shall not contact any suppliers to, or customers, executives or employees of, the Acquired Companies regarding the Acquired Companies or the Contemplated Transactions, except, in each case, for any contacts in the ordinary course of business and unrelated to the Contemplated Transactions. Buyer shall have no right to perform invasive or subsurface investigations of real property, without the prior written permission of Seller, which shall not be unreasonably withheld, conditioned or delayed.
(b)Following the Closing, Seller shall promptly, but in any event, within 30 days after the Closing, deliver, or cause to be delivered, a hard drive or other digital storage device containing a copy of the documents and information uploaded to Data Room, as it existed as of the Closing.
(c)Buyer shall, and shall cause its authorized representatives to, abide by the terms of the Confidentiality Agreement by and between Seller and SES S.A., dated November 25, 2021 (the “Confidentiality Agreement”); provided, however, that the Confidentiality Agreement shall remain in full force and effect and, if the Closing occurs, then the Confidentiality Agreement shall terminate effective as of the Closing.
(d)The Parties shall cooperate in good faith to, as soon as practicable after the date of this Agreement, agree upon a communication and integration plan with respect to the executives, employees, customers and suppliers of the Acquired Companies.
Section 7.3.Employee Benefits After Closing.
(a)For a period of one year after the Closing Date (or until the termination of the relevant Continuing Employee, if sooner), Buyer shall cause the Acquired Companies to provide then-active employees of the Acquired Companies who continue to be employed by the Acquired Companies following the Closing (“Continuing Employees”) with (i) base compensation and target annual bonus opportunities that are substantially comparable in the aggregate to the base compensation and target annual bonus opportunities provided to such Continuing Employees immediately prior to the Closing and (ii) group health plan coverage and other employee benefits provided under the Benefit Plans (excluding change of control and retention arrangements, defined benefit pensions and post-employment welfare benefits) that are substantially comparable in the aggregate to those provided to them immediately prior to the Closing (with the same exclusions). Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee or shall affect the at-will status of any Continuing Employee.
(b)Continuing Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting and benefit accrual) for service accrued or deemed accrued on or prior to the Closing Date with the Acquired Companies under employee benefit plans established, maintained or contributed to by Buyer or the Acquired Companies in which Continuing Employees are eligible to participate on or after the Closing Date (collectively, “Buyer Plans”) to the same extent recognized under Benefit Plans that provide similar benefits immediately prior to the Closing; provided, however, that such crediting of service shall not operate to duplicate any benefit or apply for purposes of any defined benefit pension plan or post-employment welfare benefits.
(c)With respect to welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Buyer or the Acquired Companies in which Continuing Employees may become eligible to participate following the Closing Date (collectively, “Buyer Welfare Benefit Plans”), Buyer shall (i) waive, or use commercially reasonable efforts to cause the applicable insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to active Continuing Employees to the same extent waived under corresponding Benefit Plans immediately prior to the Closing, and (ii) use commercially reasonable efforts to cause eligible expenses incurred by Continuing Employees and their covered dependents under Benefit Plans during the plan year in which such individuals move to a corresponding Buyer Welfare Benefit Plan to be taken into account under the Buyer Welfare Benefit Plans for purposes of satisfying applicable deductible, copayment, coinsurance and maximum out-of-pocket requirements as if such amounts had been paid in accordance with the Buyer Welfare Benefit Plans.
(d)Seller shall retain and be solely responsible for all liabilities arising under or with respect to any Benefit Plan other than the Acquired Company Plans. Without limitation, Seller shall remain solely responsible for any welfare benefit claims that are incurred prior to the Closing, and for this purpose, (i) claims for medical, dental and vision benefits shall be deemed incurred when the applicable service is provided, (ii) claims for disability benefits shall be deemed incurred when the applicable injury occurs and (iii) claims for life insurance benefits shall be deemed incurred at the time of death.
(e)Buyer and Seller acknowledge and agree that all provisions contained in this Section 7.3 are included for the sole benefit of Buyer and Seller and shall not create (i) any right in any other Person, including any employee of the Acquired Companies prior to the Closing, any Continuing Employee, any participant in any plans or any beneficiary thereof or (ii) any right to continued employment with Buyer or the Acquired Companies. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any employee benefit plan, program, agreement or arrangement.
Section 7.4.WARN Act. After the Closing, Buyer shall be solely responsible and liable for providing any notice required under the WARN Act or any other Legal Requirements respecting reductions in force or the impact on employees of plant closings or sales of businesses in respect of the termination of the employment of any employee of any Acquired Company located in the United States or any other relevant jurisdiction.
Section 7.5.[Reserved].
Section 7.6.Reasonable Best Efforts; HSR Act; Governmental Authorizations; and Consents.
(a)Subject to the terms hereof, each Party shall cooperate in good faith and use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 8, Article 9 and Article 10 hereof; provided, further, that, except as expressly set forth in this Agreement, neither Buyer nor Seller shall be obligated to provide any consideration, or incur any liability, to any third party in connection with obtaining any Consent.
(b)In furtherance of the foregoing, subject to the terms hereof, the Parties shall cooperate in good faith and use their reasonable best efforts to obtain, as promptly as practicable, from any Governmental Authority or any other third party any Consents, Governmental Authorizations or Orders required to be obtained or made by any Party in connection with the consummation of the Contemplated Transactions (including making any notifications or obtaining any Consents required to satisfy the conditions set forth in Article 8, Article 9 and Article 10 hereof). Each Party shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such Consents, Governmental Authorizations or Orders and, in connection therewith, shall notify the other Party promptly following the receipt of any comments from any Governmental Authority and of any request by any Governmental Authority for amendments, supplements or additional information in respect of any registration, declaration or filing with such Governmental Authority.
(c)Without limiting the generality of the foregoing, the Parties shall, (1) as promptly as practicable after the date of this Agreement (and in no event later than 10 Business Days after the date of this Agreement with respect to the filings under the HSR Act), make all necessary registrations, declarations, filings, and notifications (including the Premerger Notification and Report Form), and thereafter make any other required submissions, with respect to this Agreement and the Contemplated Transactions required under (X) the HSR Act, and any related request from a Governmental Authority thereunder, and (Y) any other U.S. or foreign Legal Requirements designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or regulation of foreign investment (collectively together with the HSR Act, “Antitrust Laws”) and (2) respond to any requests from a Governmental Authority for information under the HSR Act (including any “second request” under the HSR Act) and any other Antitrust Laws. Schedule 7.6(c) hereto contains a correct and complete list of all jurisdictions in which Buyer shall make a filing in connection with such jurisdiction’s Antitrust Laws.
(d)Notwithstanding anything to the contrary set forth in this Agreement, (i) in furtherance of Section 7.6(a), Section 7.6(b), Section 7.6(c), Section 7.6(e), Section 7.6(f), Section 7.6(g), Section 7.6(h) and Section 7.6(i) and to the extent necessary to resolve, avoid or eliminate any impediment or objection asserted by any Governmental Authority in connection with the satisfaction of the conditions set forth in Section 8.1, Section 8.2, Section 8.3 or Section 8.4, Buyer and Buyer Guarantor shall, and shall cause their respective Affiliates to, (A) agree to (x) sell, hold separate, divest or discontinue, conditioned on the Closing, any assets, businesses or interests of Buyer, its Affiliates or the Acquired Companies with an aggregate value equal to or less than Thirty Million Dollars ($30,000,000), (y) any operational condition or restraint imposed or requested by any Governmental Authority that is not material or burdensome to Buyer, its Affiliates or the Acquired Companies and (z) commit to obtain prior approval or other approval from a Governmental Authority, or submit a notification or otherwise notify the Governmental Authority, prior to (I) Buyer Guarantor or its Subsidiaries consummating any future transaction in which the business being acquired is primarily the Business or (II) Buyer or its Subsidiaries consummating any future transaction; provided, however, that (1) neither Buyer, its Affiliates nor the Acquired Companies shall be required to commit to obtain any prior approval or other approval from a Governmental Authority, or submit a notification or otherwise notify the Governmental Authority, prior to consummating any future transaction other than as explicitly set forth in the foregoing clause (z), (2) the value attributable to such condition(s) or restraint(s) contemplated by the foregoing clause (y), as determined by the board of directors of Buyer in good faith, when combined with any actions required by the foregoing clause (x), shall not exceed Thirty Million Dollars ($30,000,000) in aggregate value, and (3) any agreement, action, condition, restraint or commitment contemplated by the foregoing clauses (x), (y) and (z) shall be conditioned upon, and become effective only from and after, the Closing, and (B) until the earlier of (x) the Termination Date and (y) the termination of this Agreement, contest, resist and defend any action or Proceeding, including any legislative, administrative or judicial action or Proceeding, and seek to have vacated, lifted, reversed or overturned (including by initiation of any Proceeding or appeal) any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent), in each case, that restricts, prevents or prohibits the consummation of the Contemplated Transactions (a “Regulatory

Defense”) and (ii) except as set forth in Section 7.6(d)(i), nothing in this Agreement (including Section 7.6(e)) shall require, or be construed to require, Buyer, its Affiliates or the Acquired Companies to agree to, or to accept or suffer to have imposed upon them, any condition, mitigation or other remedy imposed or requested by any Governmental Authority (each such condition or mitigation, a “Burdensome Condition”).
(e)Subject to Section 7.6(d), Seller and Buyer shall, and shall cause their respective Affiliates to, use reasonable best efforts to prepare and file a Joint Voluntary Notice with CFIUS and seek CFIUS Approval for the Contemplated Transactions. Such reasonable best efforts shall include (i) promptly making or causing to be made a draft filing in connection with the CFIUS Approval in accordance with the DPA and promptly making any final filing in connection with the CFIUS Approval in accordance with the DPA after receipt of confirmation that CFIUS has no further comment to the draft filing, (ii) providing any information that CFIUS may request or require in connection with its review or investigation of the Contemplated Transactions within the timeframes set forth in the DPA, or within such longer period of time, as permitted by CFIUS, (iii) promptly informing each other of any material communication with CFIUS, and (iv) permitting each other to review any communication by the other, and consult with the other in advance of any planned meeting or conference, with CFIUS, and, to the extent permitted by CFIUS, grant each other the opportunity to attend and participate in any such planned meeting or conference, provided that neither Buyer nor Seller shall be obligated to disclose to the other any communication to CFIUS that Buyer or Seller considers to be proprietary or confidential. Subject to Section 7.6(d), Buyer and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all commercially reasonable things necessary, proper, or advisable to obtain CFIUS Approval, as promptly as practicable. Buyer and Seller agree that if Buyer determines it to be appropriate that the parties withdraw and resubmit the final filing submitted to CFIUS pursuant to this Section 7.6(e), then Seller shall cooperate with Buyer in withdrawing and resubmitting the final filing in order to allow CFIUS to extend its consideration of the transaction for up to two additional 45-day periods.
(f)The Parties agree that Seller and Buyer shall use reasonable best efforts to prepare and file a notice no less than 60 days prior to the Closing (“60-Day Notice”) with the DDTC in accordance with 22 C.F.R. § 122.4(b). If DDTC raises questions or requests any action pursuant to the 60-Day Notice, the Parties must have received confirmation from DDTC that all such questions and requests have been addressed or resolved.
(g)Seller shall, with reasonable cooperation and assistance from Buyer, as promptly as practicable after the date of this Agreement, prepare and submit to DCSA notification of the transaction contemplated by this Agreement pursuant to the NISPOM and any other applicable U.S. national or industrial security regulations. Buyer shall, with reasonable assistance and input from Seller, prepare a “foreign ownership, control, or influence” Mitigation Plan (“FOCI Mitigation Plan”) to address any national security concerns of the United States, and submit the FOCI Mitigation Plan to DCSA. Buyer and Seller shall use their reasonable best efforts to obtain DCSA written approval of the FOCI Mitigation Plan in the form of a DCSA “Commitment Letter.”
(h)As soon as practicable after the date of this Agreement, and no later than 10 Business Days after the date hereof, Seller and Buyer shall, and shall cause their respective Affiliates to, file all applications and notifications, as applicable, with the FCC as required under any licenses, permits and authorizations granted by the FCC to the Acquired Companies and which are in effect at the date of this Agreement, in order to consummate the Contemplated Transactions. Buyer and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all commercially reasonable things necessary, proper or advisable to obtain the Consent of the FCC, as promptly as practicable, and to ensure that any licenses, permits and authorizations granted by the FCC to the Acquired Companies are properly renewed, reinstated or reissued to the extent that such licenses, permits or authorizations would otherwise expire or terminate prior to the Closing Date. Buyer and Seller shall coordinate all activities, and shall cooperate with each other, with respect to the preparation and filing of such applications and notifications, and Seller shall ensure that each Acquired Company acts accordingly for such purpose.
(i)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Contemplated Transactions (but, for the avoidance of doubt, not including any interactions between Buyer, Seller or an Acquired Company with a Governmental Authority in the ordinary course of business and unrelated to the Contemplated Transactions, any disclosure which is not permitted by a Legal Requirement or any disclosure containing confidential information) shall be disclosed to the other Parties in advance of any furnishing, filing, or submission, it being the intent that the Parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such presentations, memoranda, briefs, filings, and submissions. Notwithstanding the foregoing, each Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.6(i) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel, and be subject to any additional confidentiality or joint defense agreement between the Parties. Notwithstanding anything to the contrary contained in this Section 7.6, materials provided pursuant to this Section 7.6(i) may be redacted to remove references concerning the valuation of the Company and the Contemplated Transactions and as necessary to address reasonable legal privilege concerns. Each Party shall provide reasonably frequent updates to the other Party with respect to any meetings, discussions, appearances or other forms of contact with any Governmental Authority or the staff or regulators of any Governmental Authority related to the Contemplated Transactions and provide notice to the other Party reasonably in advance of any meeting, teleconference, appearance or other discussion, with any Governmental Authority or the staff or regulators of any Governmental Authority, so as to provide the other Party with the opportunity to attend and participate therein.
(j)The Parties shall cooperate in good faith with each other in connection with the making of any filings or obtaining any Consents. The Parties shall furnish to each other all information required for any application or other filing to be made, or Consents or Governmental Authorizations to be obtained, pursuant to any Legal Requirements in connection with the Contemplated Transactions.
Section 7.7.Notification of Certain Matters.
(a)During the Pre-Closing Period, Seller shall give prompt written notice to Buyer of (i) any breach (upon Knowledge of Seller thereof) of (A) any representation or warranty made by Seller in Article 3 hereof, (B) any representation or warranty made by Seller in Article 4 hereof or (C) any covenant, condition or agreement made by, to be complied with, or satisfied by, Seller or the Company under this Agreement, in each case, which would reasonably be expected to result in the failure of any condition set forth in Article 8, Article 9 or Article 10 hereof to be satisfied, (ii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and shall promptly provide Buyer with copies of all such notices or other communications, (iii) any Proceeding pending, or threatened in writing against the Parties relating to the Contemplated Transactions, or (iv) any filings made by the Company or Seller with any Governmental

Authority, any notice or other communication from any Governmental Authority and any correspondence or other communication sent to any Governmental Authority, in each case in connection with the Contemplated Transactions, and shall promptly provide Buyer with copies of all such filings, notices, correspondences or other communications; provided, that no such notification pursuant to this clause (a) shall affect the representations, warranties, covenants, agreements or obligations of the parties hereto (or remedies with respect thereto) under this Agreement.
(b)During the Pre-Closing Period, Buyer shall give prompt written notice to Seller of (i) any breach (upon the Knowledge of Buyer thereof) of any representation or warranty made by Buyer in Article 5 hereof or any covenant, condition or agreement made by, to be complied with, or satisfied by, Buyer under this Agreement, in each case, which would result in the failure of any condition set forth in Article 8, Article 9 or Article 10 hereof to be satisfied, (ii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and shall promptly provide Seller with copies of all such notices or other communications, (iii) any Proceeding pending, or threatened in writing against Buyer relating to the Contemplated Transactions, or (iv) any filings made by Buyer with any Governmental Authority, any notice or other communication from any Governmental Authority and any correspondence or other communication sent to any Governmental Authority, in each case in connection with the Contemplated Transactions, and shall promptly provide Seller with copies of all such filings, notices, correspondences or other communications; provided, that no such notification pursuant to this clause (b) shall affect the representations, warranties, covenants, agreements or obligations of the parties hereto (or remedies with respect thereto) under this Agreement.
Section 7.8.Confidentiality.
(a)Neither Seller, Buyer, the Acquired Companies, nor any of their respective Affiliates shall disclose to any third party any of the terms of this Agreement or any Subject Agreement. (i) From the Closing Date until the date that is five years from the Closing, Seller and Parent shall not, and shall cause their respective Affiliates not to, use for its own benefit or disclose to any third party any information of a confidential nature relating to the Business or to the Acquired Companies and (ii) from the date hereof until the date that is five years following the Closing, Buyer, Buyer Guarantor and the Acquired Companies shall not, and shall cause their respective Affiliates not to, use for its own benefit or disclose to any third party any information of a confidential nature relating to the Parent or Seller or any of their respective Affiliates (other than the Acquired Companies). The confidentiality obligation under this Section 7.8 shall not apply to any of the following: (i) disclosure of such confidential information required by Legal Requirements, Order, subpoena, civil investigative demand or applicable stock exchange rules or request of a Governmental Authority or regulator; provided, that the disclosing party shall provide prompt written notice of any such requirement to the non-disclosing party and the disclosing party shall cooperate in good faith with any attempt by the non-disclosing party to obtain a protective Order or similar treatment; (ii) disclosure of such confidential information to the disclosing party’s professional advisors who have been made aware of the confidential nature of such information and are bound by confidentiality obligations; (iii) disclosure of such confidential information to the extent required for the purpose of defending any claim against the other party under this Agreement or any Subject Agreement or enforcing its rights hereunder or thereunder or in connection with any Tax Proceeding; or (iv) such confidential information that is or comes into the public domain other than as a result of the breach by the disclosing party of this Section 7.8. If confidential information must be disclosed, the disclosing party shall furnish such portion (and only such portion) as the disclosing party reasonably determines it is legally obligated to disclose.

(b)Effective as of the Closing, Seller hereby assigns to Buyer all of Seller’s right, title and interest in or to any confidentiality agreements with respect to the Acquired Companies entered into by Seller (or its Affiliates or representatives) and each Person (other than Buyer and its Affiliates and representatives) who entered into any such agreement or to whom confidential information was provided in connection with a business combination involving the Acquired Companies. From and after the Closing, Seller will, at Buyer’s sole cost and expense, take all actions reasonably requested by Buyer in order to assist in enforcing the rights so assigned. Seller shall use commercially reasonable efforts, at Buyer’s sole cost and expense, to cause any such Person to return to Seller any documents, files, data or other materials constituting confidential information that was provided to such Person in connection with the consideration of any such business combination.
Section 7.9.Publicity and Other Communications. No Party shall issue any press release, public announcement or other public circular or notice concerning this Agreement, any other Subject Agreement or the Contemplated Transactions (including, in the case of Buyer and its Affiliates, any communications to or regarding the employees of the Acquired Companies, or customers or suppliers of the Business), without obtaining the prior written approval of the other Party (which approval will not be unreasonably withheld, conditioned or delayed), unless in the reasonable judgment of the Party intending to make such issuance, disclosure is otherwise required by Legal Requirements or by the rules of any stock exchange on which such Party or its Affiliate’s securities are listed, in which case the Party intending to make such release or announcement shall use its reasonable best efforts consistent with such Legal Requirements and rules to allow the other Party reasonable time to review and comment on such press release, public announcement or other public circular or notice in advance of its issuance.
Section 7.10.Termination of Affiliate Contracts; Enterprise-Wide Contracts.
(a)Except as set forth on Schedule 7.10(a), all intercompany and intracompany accounts or contracts (including the Affiliate Contracts) between the Acquired Companies, on the one hand, and Seller, Parent and their respective Affiliates (other than the Acquired Companies), on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.
(b)Following the date hereof, Seller and Buyer shall use reasonable best efforts to negotiate a new Contract for the benefit of Buyer and its Affiliates with respect to the matters covered by such Enterprise-Wide Contracts. The terms and conditions of any such Contract or arrangement applicable to the Business entered into pursuant to this Section 7.10(b) shall be reasonably acceptable to Buyer and Seller. In the event that Seller and Buyer are not able to obtain any such new Contract, then Seller shall cause the Transition Services Agreement to include the products and/or services covered by such Contract for such time period as is reasonably necessary for the Business to obtain (x) a new Contract covering such products and services or (y) reasonable alternative arrangements which permit Buyer to continue operating the Business in substantially the same manner as currently conducted. Such time period shall be set forth in the Transition Services Agreement.
Section 7.11.[Reserved].
Section 7.12.Books and Records. With respect to any books and records of each Acquired Company that relate to matters occurring on or prior to the Closing Date: (a) for a period of seven years after the Closing Date, the Buyer and the Acquired Companies shall use commercially reasonable efforts to not permit their destruction or disposal and (b) in connection with any audit of Seller by the IRS or any other Governmental Authority or to facilitate the resolution of any claims made against or initiated by Seller (other than claims involving Buyer or its Affiliates (including the Acquired Companies)), upon reasonable advance notice, Buyer shall allow Seller and its representatives or agents, during regular business hours, reasonable access to such books and records and the ability to inspect and copy the same or (if required) obtain the originals thereof; provided, however, that any such access shall be conducted upon reasonable advance notice to Buyer under the supervision of Buyer’s personnel and in such a manner as not to unreasonably interfere with the normal operations of Buyer and its Affiliates (including the Acquired Companies). All representatives of Seller and anyone acting on its behalf shall comply with all of Buyer’s and the Acquired Companies’ reasonable security and other policies, procedures and regulations applicable to access to their respective premises, facilities, equipment, contractors, data and other materials, information and personnel. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any Acquired Company shall be required to disclose any information to Seller if such disclosure would: (x) jeopardize any attorney-client privilege; or (y) contravene any Legal Requirement (provided, however, that, in each case, Buyer shall use commercially reasonable efforts to communicate the applicable information to Seller in a way that would not violate the applicable Legal Requirements or jeopardize any attorney-client or other privilege).
Section 7.13.Payoff Letters.
(a)Seller shall negotiate and deliver to Buyer at least three Business Days prior to the Closing letters of payoff, with respect to any Financial Indebtedness of the Acquired Companies addressed by clauses (i), (ii) and (iii) of the definition of Financial Indebtedness in Article 1 hereof, duly executed by each holder of such Financial Indebtedness, each in form and substance reasonably acceptable to Buyer and Seller (the “Payoff Letters”). Seller shall, and shall cause the Acquired Companies to, deliver all notices and take all other actions reasonably requested by Buyer to facilitate the termination of all Contracts relating to Financial Indebtedness, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder and the release of all Liens in connection therewith on or prior to the Closing Date.
(b)With respect to any Transaction Expenses which will not have been paid in full prior to the Closing Date, at least three Business Days prior to the Closing Date, Seller shall submit to Buyer reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to any Acquired Company.
Section 7.14.Transfer of Permits. Prior to the Closing, Seller and Parent will duly and validly transfer or cause to be transferred to the Acquired Companies without any consideration all Governmental Authorizations that are held in the name of Seller, Parent or any of their Affiliates (other than an Acquired Company) on behalf of an Acquired Company and used solely in connection with the business of the Acquired Companies and legally transferable, and the representations, covenants and agreements contained herein shall apply to such Governmental Authorizations as if held by the Acquired Companies on the date hereof.
Section 7.15.Insurance. In connection with the matters set forth on Section 3.20 of the Disclosure Schedule (the “Environmental Claims”), Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain, and assist Buyer in obtaining, recoveries under any applicable insurance policies currently in force and maintained by Seller that covered the Acquired Companies or any of their respective assets or properties to the extent such insurance coverage exists and provides coverage and shall pay to Buyer any net proceeds that have been or shall be recovered by Seller or its Affiliates thereunder; provided, that Buyer shall (i) be responsible for the satisfaction or payment of any and all associated and remaining self-retentions, deductibles, costs and expenses incurred by Parent, Seller and/or their respective

Affiliates with respect to any Environmental Claim (including recovery thereunder) following the Closing and (ii) Buyer shall reasonably cooperate with Seller with respect to the tendering of any such claims, including providing notices, information and backup materials as may be necessary in connection therewith; provided, further, that neither Parent, Seller nor their Affiliates shall be required to initiate any Proceeding against any insurer in connection with any Environmental Claim.
Section 7.16.Release. Effective as of the Closing, each of Seller and Parent, on its own behalf and on behalf of its Affiliates and its and their past, present and future successors and assigns claiming by or through such Person (the “Seller Party Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases and forever discharges the Acquired Companies and its past, present and future directors, managers, members, shareholders, officers, employees, agents, Subsidiaries, Affiliates, attorneys, representatives, successors and assigns, from any and all claims (including any derivative claim on behalf of any Person), Proceedings, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands arising out of, relating to or against the Acquired Companies, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, or in respect of any event occurring or circumstances existing on or prior to the Closing Date, whether or not relating to claims pending on, or asserted after, the Closing Date, including any claims relating to the entry into this Agreement and any and all obligations to pay or indemnify each Person, guarantee or secure its obligations or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing; provided, however, that, notwithstanding anything to the contrary herein, the foregoing release does not extend to, include or restrict or limit in any way, (i) any rights pursuant to this Agreement, the other Subject Agreements or (ii) any claims arising in the ordinary course of business pursuant to the Contracts set forth on Schedule 7.10(a). Each Seller Party Releasing Party understands that it may later discover claims or facts that may be different from, or in addition to, those that it or any other Seller Party Releasing Party now knows or believes to exist regarding the subject matter of the release contained in this Section 7.16, and which, if known as of the date hereof, may have materially affected such Seller Party Releasing Party’s decision to grant the release contained in this Section 7.16. Nevertheless, the Seller Party Releasing Parties intend to fully, finally and forever settle and release all claims that now exist, may exist, or previously existed, as set out in this Section 7.16, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts.
Section 7.17.Assignment of Host Nation Agreement. Seller shall use commercially reasonable efforts to cause the Host Nation Agreement for Italy to be assigned to a European Union domiciled Subsidiary of the Company prior to the Closing.
Article 8.

CONDITIONS PRECEDENT TO EACH PARTY’S OBLIGATION TO CLOSE
Each Party’s respective obligations to take the actions required to be taken at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by both Parties acting together, in whole or in part):
Section 8.1.HSR Act. The waiting period applicable to the Contemplated Transactions under the HSR Act shall have expired or been terminated, and, if applicable, all antitrust investigations by the Federal Trade Commission or Antitrust Division of the Department of Justice into the Contemplated Transactions under the HSR Act have been closed.

Section 8.2.CFIUS Approval. CFIUS Approval shall have been obtained.
Section 8.3.FCC Consent. The Consent of the FCC shall have been obtained.
Section 8.4.Governmental Approvals. All Consents, Orders or approvals of, or Governmental Authorizations, declarations or filings with, any Governmental Authority or under any Antitrust Laws (other than the HSR Act, DCSA Approval, approval of the FOCI Mitigation Plan and acceptance of the DCSA Commitment Letter) that are set forth in Schedule 8.4 hereof shall have been made, obtained or taken and any applicable approvals or waiting periods thereunder shall have been received and remain in effect (in the case of approvals) or expired or been terminated (in the case of waiting periods).
Section 8.5.No Restraints. There shall not be in effect any Legal Requirement or Order issued by any Governmental Authority which makes the Contemplated Transactions illegal or otherwise restrains in any material respect or prohibits consummation of the Contemplated Transactions.
Article 9.

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
Buyer’s obligations to purchase the Company Shares and to take the other actions required to be taken by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):
Section 9.1.Accuracy of Seller’s Representations. (i) The representations and warranties made by Seller set forth in Articles 3 and Article 4 hereof (without regard to any materiality or material adverse effect qualifiers set forth therein), other than the representations and warranties made by Seller set forth in Section 3.1(a), Section 3.1(b), Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.3, Section 3.27, Section 4.1, Section 4.2, Section 4.5 and Section 4.7, shall be true and correct on and as of the date hereof and the Closing Date with the same effect as though made at and as of such date (except for such representations and warranties made as of another stated date, which shall be correct and complete only as of such prior date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Company Material Adverse Effect or a Seller Material Adverse Effect and (ii) the representations and warranties made by Seller set forth in Section 3.1(a), Section 3.1(b), Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.3, Section 3.27, Section 4.1, Section 4.2, Section 4.5 and Section 4.7 hereof shall be true and correct on and as of the date hereof and the Closing Date with the same effect as though made at and as of such date (except for such Seller Fundamental Representations made as of another stated date, which shall be correct and complete only as of such prior date).
Section 9.2.Company’s Performance. The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
Section 9.3.Seller’s Performance. Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
Section 9.4.Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

Section 9.5.Closing Deliveries. Seller shall have delivered or caused to be delivered to Buyer each of the documents required to be delivered pursuant to Section 2.5(a) hereof.
Article 10.

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
Seller’s obligations to sell the Company Shares and to take the other actions required to be taken by Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Seller, in whole or in part):
Section 1.1.Accuracy of Buyer’s Representations. (i) The representations and warranties made by Buyer set forth in Article 5 hereof (without regard to any materiality or material adverse effect qualifiers set forth therein), other than Buyer Fundamental Representations, shall be true and correct on and as of the date hereof and the Closing Date with the same effect as though made at and as of such date (except for such representations and warranties made as of another stated date, which shall be correct and complete only as of such prior date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect and (ii) the Buyer Fundamental Representations shall be true and correct on and as of the date hereof and the Closing Date with the same effect as though made at and as of such date (except for such Buyer Fundamental Representations made as of another stated date, which shall be correct and complete only as of such prior date).
Section 1.2.Buyer’s Performance. Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
Section 1.3.Closing Deliveries. Buyer shall have delivered or caused to be delivered to Seller each of the documents required to be delivered pursuant to Section 2.5(b) hereof.
Article 11.

TERMINATION
Section 1.1.Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written consent of Buyer and Seller;
(b)by Buyer, by written notice delivered to Seller if (x) (i) there is a breach of the representations and warranties made by Seller in Article 3 or Article 4 hereof or (ii) there is a breach of any covenant or obligation of Seller or the Company under this Agreement, in each case, that would result in a failure of a condition set forth in Section 9.1, Section 9.2 or Section 9.3 hereof and that cannot be cured by Seller prior to the Termination Date and (y) at such time, Buyer is not then in breach of any of its representations and warranties made in Article 5 hereof or any of its covenants or obligations under this Agreement, in each case, so as to cause any of the conditions set forth in Section 10.1 or Section 10.2 hereof not to be satisfied;
(c)by Seller, by written notice delivered to Buyer if (x) (i) there is a breach of the representations and warranties made by Buyer in Article 5 hereof or (ii) there is a breach of any covenant or obligation of Buyer under this Agreement, in each case, that would result in a failure of a condition set forth in Section 10.1 or Section 10.2 hereof and that cannot be cured by

Buyer prior to the Termination Date and (y) (1) at such time, the Company is not then in material breach of any of covenants or obligations under this Agreement and (2) at such time, Seller is not then in breach of any of its representations and warranties made in Article 3 or Article 4 hereof or any of its covenants or obligations under this Agreement, in each case, so as to cause any of the conditions set forth in Section 9.1, Section 9.2 or Section 9.3 hereof not to be satisfied;
(d)by either Seller or Buyer, by written notice delivered to the other, if there shall be any Legal Requirement or Order in effect and issued by any Governmental Authority that has become final and non-appealable, in each case, which makes the Contemplated Transactions illegal or otherwise restrains in any material respect or prohibits consummation of the Contemplated Transactions; or
(e)by either Seller or Buyer, by written notice delivered to the other, if the Closing has not occurred on or prior to the date that is one year following the date hereof (the “Initial Termination Date”, and as it may be extended below, the “Termination Date”); provided, however, that if, on the Initial Termination Date, either Party is engaged in a Regulatory Defense, then the Initial Termination Date may be extended by either Seller or Buyer to the date that is 15 months following the date hereof by written notice delivered to the other on or by the Initial Termination Date; provided, further, that (x) if the conditions set forth in Article 8 (but, with respect to Section 8.5, solely with respect to Legal Requirements and Orders issued by Governmental Authorities with respect to the matters addressed by Section 8.1, Section 8.2, Section 8.3 and Section 8.4) have been, and continue to be, satisfied as of the Termination Date, Buyer shall not be entitled to terminate this Agreement pursuant to this Section 11.1(e) if Buyer has breached any provisions of this Agreement and such breach has prevented the consummation of the Contemplated Transactions on or prior to the applicable Termination Date or (y) Seller shall not be entitled to terminate this Agreement pursuant to this Section 11.1(e) if Seller or the Company has breached any provisions of this Agreement and such breach has prevented the consummation of the Contemplated Transactions on or prior to the applicable Termination Date.
(f)The party desiring to terminate this Agreement pursuant to Section 11.1(a), Section 11.1(b), Section 11.1(c), Section 11.1(d) or Section 11.1(e) hereof shall give written notice of such termination to the other Parties in accordance with Section 13.2 hereof, specifying the provision hereof pursuant to which such termination is effected.
Section 11.2.Termination Fee.
(a)If (i) this Agreement is terminated pursuant to (x) Section 11.1(e) or (y) Section 11.1(d) hereof due to a final non-appealable Legal Requirement or Order issued by a Governmental Authority with respect to the matters addressed by Section 8.1, Section 8.2, Section 8.3 or Section 8.4 hereof and (ii) as of the time that this Agreement is terminated, the conditions set forth in Section 8.5 (other than with respect to Legal Requirements or Orders issued by Governmental Authorities with respect to the matters addressed by Section 8.1, Section 8.2, Section 8.3 or Section 8.4 hereof) and Article 9 hereof have been satisfied or irrevocably waived by Buyer (provided, that the failure to satisfy a condition (or an obligation therein) set forth in Section 9.2, Section 9.3 or Section 9.5 that remains reasonably capable, on the date of termination, of being satisfied shall be deemed satisfied for purposes of this Section 11.2(a)(ii)), then Buyer shall pay to Seller (or its designee), within two Business Days following such termination, a non-refundable fee, without offset or reduction of any kind, equal to Thirty Million Dollars ($30,000,000.00) (the “Termination Fee”).
(b)The Parties acknowledge and agree that the Termination Fee, if, as and when required to be paid pursuant to this Section 11.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that shall compensate Seller and its Affiliates for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall Buyer be required to pay the Termination Fee on more than one occasion.
(c)Each Party acknowledges that the agreements contained in this Section 11.2 are an integral part of the Contemplated Transactions, and that, without these agreements, no Party would have entered into this Agreement.
(d)Notwithstanding anything to the contrary set forth in this Agreement, if this Agreement is terminated pursuant to circumstances in which the Termination Fee is payable pursuant to Section 11.2(a), Seller’s right to receive payment from Buyer of the Termination Fee pursuant to, and in accordance with, Section 11.2(a) shall constitute the sole and exclusive remedy of Seller and its Affiliates against Buyer and its Affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing for all losses and damages suffered as a result of the failure of the Contemplated Transactions to be consummated or for a breach or failure to perform hereunder, and upon payment of the Termination Fee, none of Seller, Parent, Buyer, Buyer Guarantor, the Acquired Companies or any of their respective Affiliates or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees or agents or Affiliates or assignees of any of the foregoing shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions except in the event of fraud; provided, however, that, for the avoidance of doubt, if this Agreement has been terminated pursuant to circumstances in which the Termination Fee is not payable pursuant to Section 11.2(a), then each Party shall have the rights and remedies set forth in Section 11.3 following such termination.
Section 11.3.Effect of Termination. If this Agreement is terminated pursuant to Section 11.1 hereof, then this Agreement shall forthwith become null and void and shall be of no further force or effect, with no liability on the part of any party hereto, except that (a) Section 11.2, this Section 11.3 and each of Section 7.8, Section 7.9 and Article 13 hereof shall survive any such termination and (b) no termination of this Agreement will relieve Buyer, Buyer Guarantor, Seller, the Company or Parent from liability for any breach of this Agreement occurring prior to such termination, for the breach of any provision hereof that expressly survives the termination of this Agreement or any liability arising out of, or relating to, fraud, in each case, subject to Section 11.2(d); provided, however, that, except in the event of fraud, none of the Parties shall be liable for a breach or violation of any representation or warranty contained in this Agreement following any termination of this Agreement. This Section 11.3 shall not affect the rights and remedies of the Parties following the Closing. For the avoidance of doubt, (i) prior to the termination of this Agreement, nothing in this Article 11 shall otherwise prevent or limit the rights and remedies available to a Party (including pursuant to Section 13.10 hereof) and (ii) if the Termination Fee is payable to Seller pursuant to 11.2(a) hereof, but Buyer and Buyer Guarantor fail to pay such Termination Fee to Seller in accordance with Section 11.2(a), then nothing in this Article 11 shall prevent or limit Seller or Parent from exercising any and all remedies available at law or equity to recover payment of such Termination Fee in accordance with Section 11.2(a) and enforce the terms of this Agreement in connection therewith.

Article 12.

TAX MATTERS
Section 12.1.Straddle Period. In the case of any Straddle Period, the amount of any Taxes of the Acquired Companies based upon or measured by net income or gain which relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the Closing Date, on the one hand, and the portion of the Straddle Period beginning after the Closing Date, on the other hand, in proportion to the number of days in such Straddle Period included in the portion ending on the Closing Date and the number of days in such Straddle Period included in the portion beginning after the Closing. The amount of Taxes other than Taxes of the Acquired Companies based upon or measured by net income or gain for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
Section 12.2.Responsibility for Filing Tax Returns.
(a)Seller shall prepare and file, or cause to be prepared and filed, in a timely manner (i) all Tax Returns of the Acquired Companies for a Pre-Closing Tax Period, (ii) the consolidated federal income Tax Returns of Seller as well as any unitary or combined state income or franchise Tax Returns which include the income and operations of the Acquired Companies through the Closing Date and (iii) any Tax Returns of the Acquired Companies relating to Straddle Periods. Tax Returns of the Acquired Companies filed for any Pre-Closing Tax Period shall be prepared in a manner consistent with past practices employed with respect to the Acquired Companies except as otherwise required by applicable Legal Requirement.
(b)Seller shall provide Buyer with a draft copy of any pre-Closing federal pro forma and unitary state Tax Returns and federal pro forma and unitary state Tax Returns for any Straddle Periods to be filed by Seller pursuant to Section 12.2(a) hereof no later than fifteen (15) days prior to the due date of such Tax Returns for Buyer’s review and comments and Seller shall consider in good faith Buyer’s reasonable comments on such Tax Returns.
(c)Seller and Buyer agree that, for federal income Tax purposes, all Tax items accruing on or before the Closing Date shall be allocated to the Company’s taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)).
(d)To the extent permissible under applicable Legal Requirement, Tax Returns to be filed and prepared under this Section 12.2 with respect to income Taxes, shall reflect all applicable Transaction Tax Deductions in the Pre-Closing Tax Period.
Section 12.3.Cooperation of Tax Matters.
(a)Buyer, the Company and Seller shall, and Buyer and the Company shall cause the Acquired Companies to, cooperate fully, as and to the extent reasonably requested by the other Person, in connection with the filing of Tax Returns pursuant to Section 12.2 hereof and any Proceeding or investigation with any taxing authority with respect to Taxes relating to the

Acquired Companies (a “Tax Proceeding”). Such cooperation shall include the retention and (upon the other Person’s request) the provision of records and information that are reasonably relevant to any such Tax Proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree, and agree to cause the Acquired Companies, to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date in their respective possession on the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.
(b)Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions).
Section 12.4.Tax Refunds. After the Closing Date, any Tax refunds that are received by Buyer or any Acquired Company, and any amounts credited against Tax to which Buyer or any Acquired Company become entitled, that relate to Pre-Closing Tax Periods shall be for the account of Seller and promptly paid to Seller. Notwithstanding the foregoing, Buyer shall not be required to pay to Seller any Tax refund to the extent such amount was included in Conclusive Closing Statement.
Section 12.5.Tax Proceeding.
(a)If Buyer or Seller (or any of their respective Affiliates) receives notice of a pending or threatened action, claim, audit, examination, investigation, contest, administrative proceeding or court Proceeding relating to Taxes for a Pre-Closing Tax Period that could give rise to a claim for indemnification under Section 12.11 hereof (each, a “Tax Claim”), then the Party first receiving notice of such Tax Claim shall provide prompt written notice thereof to the other Party.
(b)Seller shall have the right to represent the interests of the Acquired Companies in connection with any Tax Claim relating to the Acquired Companies; provided, that: (i) Seller shall keep Buyer reasonably informed and consult with Buyer with respect to any such Tax Claim, (ii) Buyer shall fully cooperate with Seller and shall have the right to participate, at its own expense, in connection with such Tax Claim, and (iii) except for a consolidated federal income or combined state Tax Return filed by Seller, Seller shall not settle or compromise any such Tax Claim without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 12.6.Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recordation, conveyance and other similar Taxes and fees (including any penalties and interest) (the “Transfer Taxes”) resulting from, arising out of, relating to, or caused by this Agreement or any of the Contemplated Transactions hereby shall be paid 50% by Seller, on the one hand, and 50% by Buyer, on the other hand. Seller and Buyer agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to remit and/or minimize the amount of any Transfer Taxes. If Seller is required by Legal Requirements to pay any such Transfer Taxes, Buyer shall promptly reimburse Seller within 10 days of receipt of written request from Seller for 50% of such Transfer Taxes. If Buyer is required by Legal Requirements to pay any such Transfer Taxes, Seller shall, to the extent Seller’s share of Transfer Taxes are not otherwise included in the calculation of the Transaction Expenses Amount, promptly reimburse Buyer within 10 days of receipt of written request from Buyer for 50% of such Transfer Taxes. Buyer shall timely file any Tax Returns for Transfer Taxes as required by Legal Requirements and shall notify Seller when such filings have been made. Seller and Buyer shall cooperate and consult with each other prior to filing any Tax Returns for Transfer Taxes to ensure that all such Tax Returns are filed in a consistent manner.
Section 12.7.Treatment of Indemnity Claims. Any indemnification payment by Seller pursuant to Section 12.11 and any payment pursuant to this Article 12, shall be treated as an adjustment to the Purchase Price hereunder.
Section 12.8.No Section 338 Election. Buyer shall not make (or cause or permit to be made) any election under Code Section 338 or Section 336(e) (or any similar election under state, local or foreign Legal Requirement) with respect to the sale of any Company Shares pursuant to this Agreement.
Section 12.9.Tax Sharing Agreement. All tax sharing agreements, including the Tax Allocation Agreement, or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any right, obligation or liability thereunder.
Section 12.10. Post-Closing Tax Actions.     To the extent reasonably expected to materially increase the Tax liability of Seller following the Closing, except as required by applicable Legal Requirement, Buyer shall not, and Buyer shall cause its Affiliates (including the Acquired Companies) not to, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (i) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency for a Pre-Closing Tax Period other than in connection with a Tax Claim, (ii) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or (iii) make or initiate any voluntary contact with a Tax Authority (including any voluntary disclosure agreement or similar process) regarding any Pre-Closing Tax Period.
Section 12.11. Tax Indemnity. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates (including the Acquired Companies after the Closing), in each case, without duplication, from any and all Damages in respect of: (i) Taxes of the Acquired Companies for any Pre-Closing Tax Period; (ii) all liability for Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Acquired Companies are or were a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. Legal Requirement; (iii) all Transfer Taxes to be paid by Seller pursuant to Section 12.6; and (iv) a breach of (A) any representation or warranty contained in Section 3.17 or (B) any covenant set forth in this Article 12 (collectively, “Indemnified Taxes”); provided, however, that Seller shall not have any indemnification obligation to the extent any Indemnified Taxes were specifically taken into account in the calculation of the Working Capital, Financial Indebtedness Amount, Accrued Taxes or Transaction Expenses Amount set forth in the Conclusive Closing Statement and which resulted in a reduction of the Closing Cash Payment. Notwithstanding the foregoing, Seller shall not have any liability pursuant to this Section 12.11 or otherwise under this Agreement with respect to any Tax or Damages (i) for Taxes for any taxable period (or portion thereof) that begins after the Closing Date, (ii) that are due to the unavailability in any taxable period (or portion hereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a taxable period (or portion thereof) ending on or prior to the Closing Date or (iii) that were expressly included in the determination of Working Capital, Financial Indebtedness Amount, Accrued Taxes Amount, or Transaction Expenses Amount as finally determined pursuant to Section 2.7 and reduced the Purchase Price. For the avoidance of doubt, the provisions of this Section 12.11 shall exclusively govern any claim for indemnity by Buyer or its

Affiliates with respect to Taxes and shall control as to Tax matters (except for Transfer Taxes owed by Buyer to Seller pursuant to Section 12.6 hereof).
Section 12.12. Withholding. Buyer shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment for U.S. federal, state or local income Tax purposes; provided, that Buyer shall notify Seller in writing, no later than ten (10) days prior to the Closing, prior to deducting and withholding from any consideration otherwise payable to any Person pursuant to this Agreement and shall reasonably cooperate with Seller in seeking to reduce or eliminate any such deduction or withholding. Any amounts that are so deducted and withheld shall be paid to the relevant Tax Authority and shall be treated for all purposes of this Agreement as having been paid to Seller.
Article 13.

GENERAL PROVISIONS
Section 13.1.Expenses.
(a)Except as otherwise expressly provided in this Agreement, each Party shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement, the Subject Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants. Seller shall cause the Acquired Companies not to incur any out-of-pocket expenses in connection with this Agreement except to the extent any such expenses are paid before the Closing Date or included in the Transaction Expense Amount.
(b)Buyer shall pay all of the HSR Act filing fees that are required for the consummation of the Contemplated Transactions. All filing fees associated with the CFIUS Approval shall be paid 50% by Seller, on the one hand, and 50% by Buyer, on the other hand.
Section 13.2.Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent before 5:00 p.m. Eastern Time, and on the next Business Day if sent after 5:00 p.m. Eastern Time. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.2):
If to Seller or Parent or, prior to Closing, the Acquired Companies:

DRS Defense Solutions, LLC
c/o Leonardo DRS, Inc.
2345 Crystal Drive, Suite 1000
Arlington, Virginia 22202
Attention: Mark A. Dorfman, Esq., EVP, General Counsel & Secretary
Email: dorfman@drs.com
with a copy to (which shall not constitute notice):
Curtis, Mallet-Prevost, Colt & Mosle LLP

101 Park Avenue
New York, NY 10178
Attention:     Lawrence Goodman, Esq.
        Douglas Glazer, Esq.
Email:     lgoodman@curtis.com
        dglazer@curtis.com

If to Buyer or Buyer Guarantor or, after the Closing, the Company:

c/o SES S.A.
Chateau de Betzdorf
L6815 Betzdorf
Luxembourg
Attention:     Giuseppe Barberis, SVP Legal Technology and Development
        Jon Leckie, Senior Legal Counsel
    Email:        giuseppe.barberis@ses.com
jon.leckie@ses.com
with a copy to (which shall not constitute notice):

    Gibson, Dunn & Crutcher LLP
    200 Park Avenue
    New York, New York 10166
Attention:     David Wilf
Email:     DWilf@gibsondunn.com
Section 13.3.Governing Law; Venue; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).
(b)Each party hereto hereby irrevocably agrees that any Proceeding arising out of or based on this Agreement, the other Subject Agreements or the Contemplated Transactions (each, a “Legal Dispute”) shall be brought only in the exclusive jurisdiction of the federal and New York state courts located in the Borough of Manhattan within the City of New York (and appellate courts thereof), and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any Legal Dispute and irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any objection that it may now or hereafter have to the laying of the venue of any such Legal Dispute in any such court or that any such Legal Dispute that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute is pending before a court, all Proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and shall not assert by way of motion or as a defense, counterclaim or otherwise in any Legal Dispute, that (i) such Party is not personally subject thereto, (ii) such Legal Dispute may not be brought or is not maintainable in such court, (iii) such Party’s property is exempt or immune from execution or enforcement or (iv) the venue of such Legal Dispute is improper or inconvenient. A final judgment in any Legal Dispute described in this Section 13.3 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.
(c)EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER SUBJECT AGREEMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) SUCH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE, AND (C) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 13.4.Further Assurances. From and after the date hereof, and continuing after the Closing Date, the Parties shall cooperate in good faith with each other, and execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 7.6 hereof), as any Party may reasonably deem necessary or desirable to effect the Contemplated Transactions. From and after the Closing, (a) if Seller, Parent or any of their respective Affiliates receives any refund, payment or other amount that is related to the business conducted by the Acquired Companies or is otherwise properly due and owing to Buyer or Buyer Guarantor in accordance with the terms of this Agreement, then Seller and Parent promptly shall remit, or shall cause to be remitted, such amount to Buyer, (b) if Buyer, Buyer Guarantor, an Acquired Company or any of their respective Affiliates mistakenly receive any refund, payment or other amount that is properly due and owing to Seller, Parent or any of their respective Affiliates (other than the Acquired Companies), then Buyer and the Acquired Companies promptly shall remit, or shall cause to be remitted, such amount to Seller and (c) if any Party or its Affiliates receives any mail, courier package, facsimile transmission, purchase order, invoice, service request or other document intended for or otherwise the property of another Party or its Affiliates pursuant to the terms of this Agreement or any of the other Subject Agreements, the receiving Party shall promptly (x) notify and (y) forward such mail, packages, transmission, order, invoice, request or other document to the other Party, which shall be at the cost of the party to whom such mail, packages, transmission, orders, invoices, requests or other documents are forwarded.
Section 13.5.Waiver. The rights and remedies of the Parties are cumulative and not alternative or exclusive. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 13.6.Entire Agreement And Modification. This Agreement, together with the Subject Agreements and any other ancillary agreements expressly contemplated hereby and executed herewith, supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement, including the Confidentiality Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by a written agreement specifically designated as an amendment hereto, executed by Seller and Buyer.
Section 13.7.Assignments, Successors, and No Third Party Rights. No Party may assign or delegate, in whole or in part, by operation of law or otherwise, this Agreement or any of its rights under this Agreement without the prior consent of the other parties hereto. Any such assignment without such prior written consent shall be null and void. Subject to the foregoing, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors and permitted assigns of the Parties. Except as provided in Section 12.10 hereof, this Agreement is for the sole benefit of the Parties and their respective heirs, successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 13.8.Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement in such jurisdiction or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify and reform this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.
Section 13.9.Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 13.10. Specific Performance. Each Party acknowledges and agrees that it or they (collectively, a “Non-Breaching Party”) could be irreparably harmed if any of the provisions of this Agreement are not performed by the other Party or Parties (collectively, the “Breaching Party”) in accordance with their specific terms and that any breach of this Agreement by the Breaching Party may not be adequately compensated in all cases by monetary damages alone. Accordingly, the Breaching Party agrees that, in addition to any other right or remedy to which the Non-Breaching Party may be entitled at law or in equity, the Non-Breaching Party shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary or permanent injunctive relief to prevent breaches or threatened breaches, without posting any bond or giving any other undertaking.
Section 13.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 13.12. Guarantee.
(a)Notwithstanding anything to the contrary in this Agreement, in consideration of Buyer’s execution and delivery of this Agreement and Buyer’s agreement to perform the transactions contemplated hereby, and as a material inducement to such execution, delivery and performance, Parent hereby absolutely and fully guarantees the full payment and performance of all obligations of Seller and, prior to the Closing, the Company under this Agreement and each other Subject Agreement as and when due in accordance with the terms of this Agreement (the

“Parent Guaranteed Obligations”). Parent agrees that no waiver or extension, in whole or in part, of the time for performance by Buyer of any of its obligations under this Agreement or any other Subject Agreement, and no impairment of, or exercise or failure to exercise any claim, right or remedy of any kind or nature in connection with this Agreement or any other Subject Agreement shall affect, impair or discharge, in whole or in part, the liability of Parent hereunder for the full and prompt performance of the Parent Guaranteed Obligations of Seller under this Agreement or any other Subject Agreement. The obligations of Parent under this Section 13.12(a) are primary, shall be enforceable against Parent to the same extent as if Parent were the primary obligor (and not merely a surety), and are a guarantee of payment and not of collectability. It shall not be necessary for Buyer (and Parent hereby waives any rights that Parent may have to require Buyer), in order to enforce the obligations of Seller or, prior to the Closing, the Company hereunder, first to (a) institute suit or exhaust its remedies against any other Person; (b) join Seller, the Company, Parent or any other Person in any action seeking to enforce any such agreement; or (c) resort to any other means of obtaining payment from or enforcement of the payment obligations of Seller or the Company. Parent hereby agrees that its obligations under this Section 13.12(a) shall not be released, diminished, impaired, reduced or adversely affected by (i) any insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, asset sale or transfer or change of structure, ownership or organization of Seller or the Company or (ii) the adequacy of any other means Buyer may have of obtaining payment related to the Parent Guaranteed Obligations.
(b)Notwithstanding anything to the contrary in this Agreement, in consideration of Seller’s execution and delivery of this Agreement and Seller’s agreement to perform the transactions contemplated hereby, and as a material inducement to such execution, delivery and performance, Buyer Guarantor hereby absolutely and fully guarantees the full payment and performance of all obligations of Buyer and, after the Closing, the Company under this Agreement and each other Subject Agreement as and when due in accordance with the terms of this Agreement (the “Buyer Guarantor Guaranteed Obligations”). Buyer Guarantor agrees that no waiver or extension, in whole or in part, of the time for performance by Seller of any of its obligations under this Agreement or any other Subject Agreement, and no impairment of, or exercise or failure to exercise any claim, right or remedy of any kind or nature in connection with this Agreement or any other Subject Agreement shall affect, impair or discharge, in whole or in part, the liability of Buyer Guarantor hereunder for the full and prompt performance of the Buyer Guarantor Guaranteed Obligations of Buyer under this Agreement or any other Subject Agreement. The obligations of Buyer Guarantor under this Section 13.12(b) are primary, shall be enforceable against Buyer Guarantor to the same extent as if Buyer Guarantor were the primary obligor (and not merely a surety), and are a guarantee of payment and not of collectability. It shall not be necessary for Seller (and Buyer Guarantor hereby waives any rights that Buyer Guarantor may have to require Seller), in order to enforce the obligations of Buyer or, after the Closing, the Company hereunder, first to (a) institute suit or exhaust its remedies against any other Person; (b) join Buyer, the Company, Buyer Guarantor or any other Person in any action seeking to enforce any such agreement; or (c) resort to any other means of obtaining payment from or enforcement of the payment obligations of Buyer or the Company. Buyer Guarantor hereby agrees that its obligations under this Section 13.12(b) shall not be released, diminished, impaired, reduced or adversely affected by (i) any insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, asset sale or transfer or change of structure, ownership or organization of Buyer or the Company or (ii) the adequacy of any other means Seller may have of obtaining payment related to the Buyer Guarantor Guaranteed Obligations.
Section 13.13. Survival.
(a)The representations and warranties contained in Article 3, Article 4 and Article 5 hereof and any certificate delivered pursuant hereto and the covenants and agreements contained in this Agreement shall terminate at, and not survive the, Closing; provided, however, that (x) all covenants to be performed in whole or in part after the Closing shall survive the Closing in accordance with their respective terms, and if no such term is provided, then such covenant shall survive until fully performed and (y) the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive until the expiration of the applicable underlying statute of limitations plus 60 days. For the avoidance of doubt, from and after the Closing, except with respect to the Seller Fundamental Representations or the Buyer Fundamental Representations or in the event of fraud, none of the Parties shall have any liability with respect to any breach or violation of any representation or warranty contained in this Agreement. Nothing in this Section or elsewhere in this Agreement shall limit claims or remedies for fraud.
(b)From and after the Closing, other than claims with respect to fraud of a Party hereto, the maximum aggregate recovery by (i) Seller, Parent and their respective Affiliates with respect to a breach or violation of any Buyer Fundamental Representation or (ii) Buyer, Buyer Guarantor and their respective Affiliates with respect to a breach or violation of any Seller Fundamental Representation (other than Section 3.17), as applicable, shall not exceed the Purchase Price.
(c)With respect to (x) the Tax indemnity set forth in Section 12.11 hereof and (y) a breach of violation of any (1) covenant or agreement that survives the Closing and/or (2) Seller Fundamental Representation or Buyer Fundamental Representation, as applicable, the party making a claim thereunder is referred to as the “Injured Party,” and the party against whom such a claim is asserted thereunder is referred to as the “Paying Party.” If the Injured Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Injured Party with respect to which the Injured Party intends to assert a claim against the Paying Party under this Agreement, the Injured Party shall give the Paying Party prompt written notice thereof (the “Third Party Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Paying Party of its obligations under this Agreement, except to the extent that the Paying Party is prejudiced by reason of such failure. Following delivery of the Third Party Claim Notice, the Injured Party shall, to the extent requested by the Paying Party, provide the Paying Party with copies of all materials, if any, received by the Injured Party from the applicable third party. The Paying Party shall have the right to defend such claim or action at its expense, with counsel of its choice (subject to approval of the Injured Party, which will not be unreasonably withheld, conditioned or delayed), provided that it gives the Injured Party notice (the “Notice of Defense”) within thirty (30) days after the receipt (or deemed receipt) of the Third Party Claim Notice, stating that it is defending the Third Party Claim. Notwithstanding the foregoing, the Injured Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with legal counsel selected by it subject to the Paying Party’s right to control the defense thereof. The Paying Party and the Injured Party shall cooperate with each other in all reasonable respects in connection with the defense of such Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the Paying Party, management employees of the Injured Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. Notwithstanding anything to the contrary in this Section 13.13(c), the Injured Party will be entitled to assume control of the defense of such Third Party Claim, and the Paying Party will pay the reasonable fees and expenses of legal counsel retained by the Injured Party, if: (1) the Injured Party, upon the advice of legal counsel, reasonably believes that there exists a conflict of interest, or a conflict of interest would reasonably be expected to arise, that, under applicable principles of legal ethics, would reasonably be expected to prohibit a single lawyer or law firm from representing both the Injured Party and the Paying Party in such Proceeding, and such conflict has not been timely waived, (2) the Paying Party either failed to give a timely Notice of Defense and thereby failed to assume the defense thereof or has failed or is failing to prosecute or defend vigorously such Proceeding, (3) criminal penalties or equitable relief would reasonably be expected to be imposed on the Injured Party in connection with the Third Party Claim, (4) the Injured Party reasonably believes that its anticipated liability in connection with such Third Party Claim is expected to materially exceed the Paying Party’s exposure in respect thereof or (5) such Third Party Claim involves a material customer or supplier of the Injured Party or its Affiliates; provided, however, that in each such case the Paying Party shall be entitled, at its own expense, to participate in the defense of such Third Party Claim and to employ legal counsel of its choice for such purpose.
(d)Notwithstanding any other provision of this Agreement, the Paying Party shall not be entitled to settle any Third Party Claim without the prior written consent of the Injured Party, unless such settlement, compromise or judgment involves only the payment of money damages, provides, in customary form, for the unconditional written release of each Injured Party from all liabilities in connection with the Third Party Claim and does not impose an injunction or other equitable relief upon any Injured Party. The Injured Party shall not, without the prior written consent of the Paying Party, such consent not to be unreasonably withheld, conditioned or delayed, enter into any settlement of any Third Party Claim for which the Paying Party has any liability.
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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Stock Purchase Agreement as of the date first written above.

BUYER:
SES GOVERNMENT SOLUTIONS, INC. By: __/s/ Peter F. Hoene__________ Name: Peter F. Hoene Title: President and Chief Executive Officer
BUYER GUARANTOR:
SES S.A. By: _/s/ Mr. Sandeep Jalan________ Name: Sandeep Jalan Title: Chief Financial Officer

SELLER:
DRS DEFENSE SOLUTIONS, LLC
By: __/s/ Michael D. Dippold_____ Name: Michael D. Dippold Title: Treasurer

COMPANY:

DRS GLOBAL ENTERPRISE SOLUTIONS, INC. By: __/s/ David Fields___________ Name: David Fields Title: SVP, General Manager

PARENT:

LEONARDO DRS, INC. By: __/s/ William J. Lynn, III_____ Name: William J. Lynn, III Title: President and Chief Executive Officer